  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996

                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 -----------
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 -----------
                        ACCESS TELEVISION NETWORK, INC.
            (Exact name of registrant as specified in its charter)

           DELAWARE                         7319                 33-0543220
 (State or other jurisdiction
              of                (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

         2600 MICHELSON DRIVE IRVINE, CALIFORNIA 92715 (714) 263-9900 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 WILLIAM R. CULLEN CHAIRMAN OF THE BOARD ACCESS TELEVISION NETWORK, INC. 2600
            MICHELSON DRIVE IRVINE, CALIFORNIA 92715 (714) 263-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -----------
                                with copies to:

             PAUL JACOBS, ESQ.                       RICHARD A. GOLDBERG, ESQ.
         FULBRIGHT & JAWORSKI L.L.P.                SHEREFF, FRIEDMAN, HOFFMAN
               666 FIFTH AVENUE                           & GOODMAN, LLP
           NEW YORK, NEW YORK 10103                      919 THIRD AVENUE
                (212) 318-3000                       NEW YORK, NEW YORK 10022
                                                          (212) 758-9500

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

           TITLE OF EACH CLASS OF       PROPOSED MAXIMUM AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED         OFFERING PRICE (1)           REGISTRATION FEE
- -----------------------------------------------------------------------------------------
Common Stock, $.01 par value per
 share................................          $25,300,000                  $8,724.14

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                                 -----------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                        ACCESS TELEVISION NETWORK, INC.
                               ----------------

                  CROSS REFERENCE SHEET SHOWING LOCATION IN
                      PROSPECTUS OF INFORMATION REQUIRED
                             BY ITEMS OF FORM S-1
                               ----------------

       FORM S-1 ITEM NUMBER AND HEADING             LOCATION IN PROSPECTUS
       --------------------------------             ----------------------
1. Forepart of the Registration Statement
   and Outside Front Cover Page of
   Prospectus ............................   Outside Front Cover Page; Inside
                                             Front Cover Page of Prospectus
2. Inside Front and Outside Back Cover
    Pages of Prospectus...................   Inside Front Cover Page and
                                             Outside Back Cover Page of
                                             Prospectus
3. Summary Information, Risk Factors
    and Ratio of Earnings to
    Fixed Charges.........................   Prospectus Summary; Risk Factors;
                                             Selected Financial Information

4. Use of Proceeds........................   Use of Proceeds

5. Determination of Offering Price........   Underwriting

6. Dilution...............................   Dilution

7. Selling Security Holders...............   Not Applicable

8. Plan of Distribution...................   Underwriting

9. Description of Securities to
   Be Registered..........................   Outside Front Cover Page;
                                             Prospectus Summary;
                                             Description of Capital Stock
10. Interests of Named Experts
    and Counsel...........................   Not Applicable

11. Information with Respect to
    the Registrant:
    (a) Description of Business...........   Prospectus Summary; Management's
                                             Discussion and Analysis of
                                             Financial Condition and Results
                                             of Operations; Business

    (b) Description of Property...........   Business--Facilities
    (c) Legal Proceedings.................   Business--Legal Proceedings
    (d) Market Price of and Dividends
        on the Registrant's Common Equity
        and Related Stockholder Matters...   Description of Capital Stock;
                                             Dividend Policy; Shares
                                             Eligible for Future Sale

    (e) Financial Statements..............   Financial Statements

    (f) Selected Financial Data...........   Prospectus Summary; Selected Financial
                                             Information
    (g) Supplementary Financial
        Information.......................   Not Applicable
    (h) Management's Discussion and Analysis
        of Financial Condition and Results
        of Operations.....................   Management's Discussion and
                                             Analysis of Financial
                                             Condition and Results of Operations

                        ACCESS TELEVISION NETWORK, INC.
                               ----------------

                  CROSS REFERENCE SHEET SHOWING LOCATION IN
                      PROSPECTUS OF INFORMATION REQUIRED
                             BY ITEMS OF FORM S-1
                               ----------------

           FORM S-1 ITEM NUMBER AND HEADING            LOCATION IN PROSPECTUS
           --------------------------------            ----------------------
  (i)Changes in and Disagreements With
      Accountants on Accounting and
      Financial Disclosure.................  Not Applicable
  (j)Directors and Executive Officers......  Management
                                             Management--Compensation of Executive
  (k)Executive Compensation................  Officers
  (l)Security Ownership of Certain
      Beneficial Owners and Management.....  Principal Stockholders
                                             Management--Compensation Committee
                                              Interlocks
  (m)Certain Relationships and Related        and Insider Participation; --Indebtedness
      Transactions.........................   of Management; Certain Transactions
12. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.............................Not Applicable

                SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 1996

                                     SHARES

                        ACCESS TELEVISION NETWORK, INC.
[ACCESS TELEVISION                COMMON STOCK
 NETWORK LOGO APPEARS HERE]       -----------

  All of the shares of the Common Stock (the "Common Stock") offered hereby are being sold by Access Television Network, Inc. ("Access TV" or the "Company"). Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $    and $    per share. See "Underwriting" for a discussion of factors
to be considered in determining the initial public offering price. The Company intends to apply to have the Common Stock approved for quotation on The Nasdaq National Market under the symbol "ASTV." Following the consummation of this offering, the directors and executive officers of the Company and their
affiliated entities as a group will beneficially own approximately   % of the
Common Stock. See "Principal Stockholders."

  SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
                                    HEREBY.
                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE  SECURI-
   TIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION  PASSED
    UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION  TO
     THE CONTRARY IS A CRIMINAL OFFENSE.

- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------
                                                 UNDERWRITING
                                    PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                     PUBLIC    COMMISSIONS(1)(2) COMPANY(3)
- ----------------------------------------------------------------------------
Per Share........................  $              $              $
- ----------------------------------------------------------------------------
Total(4).........................  $              $              $
- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------

(1) Excludes the value of warrants to purchase up to      shares of Common
    Stock to be issued to the representatives of the Underwriters as additional compensation. See "Underwriting."

(2) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(3) Before deducting expenses payable by the Company estimated at $920,000.

(4) The Company has granted to the Underwriters a 45-day option to purchase up
    to      additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to
    Public will total $    , the Underwriting Discounts and Commissions will
    total $     and the Proceeds to Company will total $    . See
    "Underwriting."
                                  -----------

  This Common Stock is offered by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to certain conditions. It is expected that delivery of the certificates for the shares of Common Stock will be made against payment therefor at the offices of Southcoast Capital
Corporation, 277 Park Avenue, New York, New York 10172, on or about       ,
1996.
                                  -----------
   SOUTHCOAST                                     LADENBURG, THALMANN & CO. INC.
     CAPITAL
   CORPORATION

                 The date of this Prospectus is         , 1996
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                     [ART]



                              -------------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              -------------------

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent public accountants and with quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited financial information.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Financial Statements of the Company (including the Notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) is adjusted to reflect a one-for-10.4976 reverse stock split with respect to the Common Stock to be effected prior to the consummation of this offering, (ii) gives effect to the conversion upon the consummation of this offering of all outstanding shares of the Company's Series A Convertible Preferred Stock into 142,890 shares of Common Stock (the "Preferred Stock Conversion"), (iii) assumes no exercise of warrants to be issued to the representatives of the Underwriters upon the closing of this offering (the "Representatives' Warrants") and (iv) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  Access TV operates the largest network exclusively dedicated to the cablecast of infomercials and other long-form paid programming in the U.S. The Company currently distributes this programming to cable television operators of approximately 200 cable systems reaching over 18 million U.S. households, representing approximately 26% of the approximately 68 million households in the U.S. which receive cable television, for an average of approximately 11.4 hours a day. The Company has contracted with most of the nation's largest multiple cable system operators ("MSOs"), including Tele-Communications Inc. ("TCI"), Time Warner, Inc. ("Time Warner") and Continental Cablevision Inc. ("Continental"), for blocks of underutilized ("remnant") time. The Company packages this remnant time, which typically exists across several channels at various times of day ("dayparts"), to create a national distribution medium (the "Access Network") for use by producers of infomercial and infotainment content. The Access Network distributes programming via its two digitally compressed satellite feeds for cablecast by local cable television systems over available channels for times ranging from 1/2 hour to 24 hours per day. Customers include major producers and distributors of infomercials, notably those for Nordic Track, Health Rider, Victoria Principal and Lexus. The Access Network, when measured by the quantity and quality of time made available to it, currently reaches the equivalent of approximately five million households on a full-time equivalent ("FTE") basis. FTE is a Company derived measurement which converts the number of households reached part-time by the Access Network into an approximate number of full-time equivalent households taking into account the quantity and the quality of time in the Access Network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Affiliates and Access Network."

  The Access Network provides advertisers with a cost-effective way to reach a national cable audience and increases the value of remnant time for local cable television systems by offering a new source of incremental, non-subscriber based revenue. The Company compensates the cable systems participating in the Access Network ("Cable Affiliates") by paying them the greater of a guaranteed minimum or a percentage of the revenues that the Access Network derives from the sale of time to advertisers. By providing an infomercial-based revenue stream to local cable system operators, the Access Network enables cable systems to benefit directly from what has been one of the fastest growing segments of the advertising industry.

  In 1995, more than $800 million was spent on media advertising by the infomercial industry. National cable networks received 40% of this amount while local cable television systems received only 4%. The Company believes that this disparity is due principally to the administrative burden faced by infomercial producers and distributors in advertising on multiple local cable systems. The Access Network offers local cable television systems the ability to compete for such spending by streamlining the process and providing a single point of purchase for producers and distributors of infomercials to reach the cable audience. In so doing, the Company believes the Access Network will direct an increased percentage of infomercial media spending to local cable television systems. The Company believes that its record of reliable operations, together with the size and sophistication of the Access Network, position the Company to benefit from continued growth in long-form paid programming, the potential expansion of cable systems' channel capacity and the growth of alternative multi-channel video distribution methods.

  The Company's goal is to become the premier outlet for long-form paid programming. Key elements of the Company's strategy are to:

    EXPAND THE ACCESS NETWORK. The Company is focused on enhancing the value of the Access Network to advertisers and cable operators. The Company is working with cable operators to: (i) increase its household reach by establishing new, as well as expanding existing, Cable Affiliate relationships; (ii) obtain longer-term affiliate commitments; and (iii) secure the availability of both a greater quantity and a higher quality of time. Currently, the majority of time made available to the Access Network is from midnight to 9:00 a.m. Better time will allow the Company to increase its rates and attract additional infomercial advertisers.

    BROADEN THE USE OF THE ACCESS NETWORK. The Company is expanding its marketing efforts to producers and distributors of infomercials and other types of long-form paid programming such as image-based advertising and political, charitable and religious programming. The Company believes that the expansion of the Access Network in terms of households, markets and available time will enable the Company to offer advertisers both greater flexibility in distributing their content in specific dayparts and a vehicle for targeted distribution to demographically and geographically distinct cable households. The Company believes that these features will appeal to a broader universe of potential clients and command premium pricing.

    MAINTAIN STATE-OF-THE-ART TECHNOLOGY. The Company's distribution system includes the placement of compatible state-of-the-art equipment at the headend of Cable Affiliates. The Company believes that there is limited capacity on the part of Cable Affiliates to accommodate the equipment of potential competitors and, therefore, this incumbency provides the Company with a competitive advantage.

  The Company was formed as a Delaware corporation in January 1993. Access TV is staffed by former cable television executives with extensive experience in marketing and advertising sales. This group includes its Chairman and Chief Executive Officer, William R. Cullen, former head of a multi-system cable television operating division of United Artists Communications, Inc. ("United Artists"), and its President, William H. Bernard, former Director of Advertising Sales for United Artists. The Company's principal executive offices are located at 2600 Michelson Drive, Irvine, California 92715, and its telephone number is (714) 263-9900. The Company maintains a world wide web site on the Internet at http://www.accesstv.com.

                                  THE OFFERING

Common Stock offered by the Company.............      shares
Common Stock to be outstanding after the
offering........................................      shares(1)
Use of proceeds................................. For capital expenditures to expand and upgrade the Access Network, for repayment
                                                 of outstanding indebtedness and for
                                                 general corporate purposes, including
                                                 working capital.
Proposed Nasdaq National Market Symbol.......... ASTV

- --------
(1) Does not include (i) 271,491 shares of Common Stock issuable upon the exercise of outstanding options, at exercise prices ranging from $6.82 to $8.40 per share, (ii) 87,448 additional shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan and Stock Bonus Plan, (iii) 472,601 shares of Common Stock issuable upon the exercise of outstanding warrants, at exercise prices ranging from $5.25 to $8.40 per share, (iv) 200,000 shares of Common Stock issuable upon the exercise of outstanding warrants, at a per share exercise price equal to the initial public offering price set forth on the cover page of this Prospectus and
    (v) shares of Common Stock issuable upon the exercise of the Representatives' Warrants. See "Management," "Description of Capital Stock--Warrants" and "Underwriting."

                  SUMMARY FINANCIAL INFORMATION AND OTHER DATA
                (IN THOUSANDS, EXCEPT SHARE AND HOUSEHOLD DATA)

                                                                     THREE MONTHS
                             FISCAL YEAR ENDED MARCH 31,            ENDED JUNE 30,
                          ------------------------------------  ------------------------
                             1994        1995         1996         1995         1996
                          ----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
STATEMENTS OF OPERATIONS
DATA:
 Revenues...............  $      120  $     3,921  $     8,930  $     1,341  $     3,016
 Net revenues...........         102        3,238        7,595        1,130        2,564
 Cable Affiliate fees...         178        4,886        4,510          671        1,757
 Income (loss) after
    Cable Affiliate
    fees................         (76)      (1,648)       3,085          459          807
 Operating expenses.....         439        3,622        5,192        1,351        1,523
 Loss from operations...        (515)      (5,270)      (2,107)        (892)        (716)
 Net loss...............  $     (512) $    (5,492) $    (3,143) $    (1,034) $    (1,006)
                          ==========  ===========  ===========  ===========  ===========
 Net loss per common and  $     (.34) $     (2.00) $      (.84) $      (.28) $      (.24)
    equivalent share(1).  ==========  ===========  ===========  ===========  ===========
 Weighted average number
    of shares
    outstanding.........   1,490,348    2,742,423    3,745,250    3,714,935    4,127,776
OTHER DATA:
 EBITDA(2)..............  $     (498) $    (4,192) $      (751) $      (566) $      (369)
 Number of households...   1,419,000   11,175,000   16,139,000   11,815,000   18,060,000
 Number of FTE
    households(3).......         --     2,023,000    4,250,000    2,524,000    5,212,000
 Revenues per average
    FTE households(4)...         --           --   $      2.85  $       .59  $       .64

                                                         AS OF JUNE 30, 1996
                                                         -----------------------
                                                                         AS
                                                         ACTUAL     ADJUSTED(5)
                                                         ---------  ------------
BALANCE SHEET DATA:
 Cash and cash equivalents.............................. $     769       $
 Working capital (deficit)..............................    (1,880)
 Total assets...........................................    12,216
 Capital lease obligation, including current portion....    10,103        10,103
 Stockholders' equity (deficit).........................      (155)

- --------
(1) Net loss per share was calculated by dividing the net loss by the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is anti-dilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common equivalent shares (stock options and warrants) issued or granted during the 12 month period immediately preceding the initial filing of the proposed public offering have been included in the calculation of the shares used in computing net loss per common and equivalent share as if they were outstanding for all periods
    presented (using an assumed public offering price of $   per share).
(2) EBITDA represents loss from operations plus depreciation and amortization plus, in fiscal 1995, the write-down of machinery and equipment. EBITDA is included herein because management believes that certain investors find it to be a useful valuation parameter; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity.
(3) A Company derived measurement developed in fiscal 1996 which converts the number of households reached part-time by the Access Network into an approximate number of full-time equivalent households taking into account the quantity and the quality of time in the Access Network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Affiliates and Access Network."
(4) Average FTE households represents the average of the number of FTE households at the beginning and end of the fiscal year and fiscal quarter, respectively.
(5) As adjusted to reflect the sale of the Common Stock offered by the Company
    hereby (at an assumed initial public offering price of $   per share) and
    the application of the net proceeds therefrom as set forth in "Use of Proceeds." See "Use of Proceeds."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

HISTORY OF LOSSES; UNCERTAINTY OF PROFITABILITY

  The Company was formed in January 1993 and commenced operations shortly thereafter. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in the Common Stock offered hereby. The Company is subject to all the risks associated with developing businesses including, without limitation, unforeseen problems, expenses, complications and delays frequently encountered by early stage businesses, a rapidly changing regulatory environment and the highly competitive nature of the advertising and cable television industries. Many of these factors are beyond the Company's control. For the fiscal years ended March 31, 1994, 1995 and 1996 and the fiscal quarter ended June 30, 1996, the Company incurred net losses of $512,214, $5,492,047, $3,143,441 and $1,006,118, respectively. The
Company anticipates that it will continue to operate at a loss through at least the remainder of the fiscal year ending March 31, 1997, and there can be no assurance that it will not continue to incur losses thereafter. At June 30, 1996, the Company had an accumulated deficit of $10,167,172. There can be no assurance that the Company will be able to achieve profitability on a quarterly or annual basis or at all or that it will be able to sustain or increase its revenue growth in future periods. See "-- Seasonality; Potential Fluctuations in Operating Results."

DEPENDENCE ON SIZE OF ACCESS NETWORK AND AVAILABILITY AND QUALITY OF TIME

  The Company's growth strategy depends upon its ability to increase the number of households reached by, and advertisers utilizing, the Access Network, to increase the rates it charges advertisers and to obtain better quality dayparts. The Company's ability to satisfy any of these factors depends in large part on its ability to accomplish all of these factors, and the Company's failure to achieve any one of these objectives could have a material adverse effect on the Company. See "--Initial Focus on Infomercial Market; Dependence on Ability to Attract Advertisers."

  The Company's ability to expand its advertiser base will depend on the Company's ability to increase the number of cable systems and subscribers available to the Access Network. The number of households reached by the Access Network is also a significant factor in attracting infomercials earlier in their life cycle, for which the Company is more likely to receive higher fees. The inability of the Company to increase the number of cable systems in and households reached by the Access Network could have a material adverse effect on the Company. See "Business--Affiliates and Access Network."

  Pursuant to affiliation agreements with MSOs, the Company receives remnant time from local cable television systems. Typically, these affiliation agreements are cancelable by the local cable television systems upon 30 to 90 days' notice. The Company depends upon the availability of cablecasting time on local cable television systems for the development and growth of the Access Network. Changes in channel alignment, increased programming on cable television networks, termination of affiliation agreements, regulatory changes and similar events, however, could reduce the supply of, and could increase the cost of, time available on local cable television systems for inclusion in the Access Network, which would have a material adverse effect on the Company. Some cable networks have been attempting to preclude local cable systems from preempting their networks' programming in favor of the Company and other programmers, although the Company has not been adversely impacted to date. The success of cable networks in stopping preemption may adversely affect the Company's ability to obtain sufficient cablecasting time. During the fiscal year ended March 31, 1996, 80% of the cablecasting time on the Access Network resulted from preemption of network programming by local cable systems. In addition, proposed revisions to rules adopted under the Cable Communications Policy Act of 1984 (the "1984 Cable Act") and the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") could significantly reduce "leased access" rates, thereby making "leased access" a more attractive option for third party programmers, thus reducing some or all of the time available for the Company's infomercial programming. The proposed rules under consideration would be particularly attractive to home shopping and other infomercial providers, including part-time providers of such programming, which could lead to a substantial increase in competition to the Company. See "Business--Affiliates and Access Network" and "Government Regulation."

  The Company currently provides an average of approximately 11.4 hours of programming per subscriber household each day. However, the dayparts provided to the Company by the local cable systems generally have been the overnight hours (midnight to 9:00 a.m.). The dayparts between 2:00 a.m. and 6:00 a.m. are less desirable to infomercial advertisers because there are fewer potential viewers during these hours and, as the number of cable television networks offering infomercial programming has increased, more infomercial programming is being run during these hours. The Company believes that obtaining more desirable dayparts is necessary in order for it to raise the rates it charges advertisers. There can be no assurance that the Company will be able to obtain more desirable dayparts. The inability of the Company to obtain more desirable dayparts could have a material adverse effect on the Company.

INITIAL FOCUS ON INFOMERCIAL MARKET; DEPENDENCE ON ABILITY TO ATTRACT
ADVERTISERS

  The Company's initial focus is on the sale of time to infomercial advertisers. Although the infomercial market has grown rapidly over the past several years, there can be no assurance that the infomercial format will continue to be acceptable to advertisers or consumers. While the Company intends to market the Access Network for other programming in the future, at the current stage of the Company's development the Company is dependent upon sales to infomercial advertisers. As a result, should infomercials cease to remain a popular form of advertising, the Company could be materially adversely affected. There can be no assurance that the Company will be able to continue to attract infomercial advertisers to purchase all or a portion of its available time or at prices consistent with profitable operations or that in the future it will be successful in attracting other long-form paid programming. In November 1994, the Company entered into a service agreement pursuant to which a third party provides infomercial sales representative services to the Company on a non-exclusive basis. The agreement has a five year term, with automatic renewal periods unless prior notice of termination is given. Substantially all of the Company's sales of time to infomercial advertisers are made by such sales representative. To the extent that such sales representative devoted less time to the Company or terminated his agreement, the Company could be materially adversely affected, unless such sales representative could be replaced, of which there can be no assurance. See "Business--Advertisers and Advertising Sales." An industry index published by Response TV magazine reported a year-over-year decline of approximately 4% in infomercial advertising rates for the three months ended June 30, 1996, which decline has continued in the third quarter of 1996. There can be no assurance that advertising rates will not continue to decline. If rates continue to decline, the Company's margins and results of operations will be materially adversely affected.

COMPETITION

  National Media Corporation and Guthy-Renker Corporation, two large producers of infomercials, have entered into agreements for the distribution of infomercials, primarily produced by them, to cable households. In the case of National Media, such distribution is in the form of the bulk purchase of limited dayparts from the owner of a national cable network. National Media and Positive Response Television, Inc., a significant customer of the Company, have recently merged. The Company does not believe that this merger will have an adverse effect on its business, although no assurance can be given. See "-- Industry Concentration." Guthy-Renker's distribution is achieved through an agreement with two MSOs which grant certain carriage privileges with respect to overnight time. Guthy-Renker has announced its intention to distribute infomercial programming 24 hours a day. Guthy-Renker accounted for approximately 4% of the Company's net revenues in fiscal 1996, although it has not distributed long-form paid programming through the Access Network since November 1995.

Jones Intercable Inc. and Cox Communications, Inc., two large MSOs, have established, through a joint venture, a 24-hour infomercial channel distributed largely to their own cable affiliates which presently has more limited distribution than that of the Access Network and requires a dedicated channel. Paxson Communications Corporation initiated efforts to build a 24-hour infomercial cable channel but has ceased further development of it. However, Paxson Communications has created a network of owned and affiliated UHF stations which it programs largely with infomercials and which, in some cases, must be carried by local cable systems under federal law. The Company believes that this programming is currently available to approximately 14 million cable households. The Company is also aware of at least 30 cable television networks, many of which have a substantial number of subscribers, that distribute infomercial programming. Many of these companies are larger and have greater resources than the Company. See "Business--Competition."

  As there are no legal barriers or proprietary rights to prevent entry into the Company's business, the Company could in the future face competition from new competitors offering services similar to that of the Company. These future competitors could have significantly more resources available for the creation of such a business than the Company.

  The Company also competes against other forms of advertisements for advertising dollars, such as broadcast television, radio and other media. There can be no assurance that the infomercial concept will continue to be acceptable to advertisers and consumers or that it will be able to compete against other forms of advertising. See "--Initial Focus on Infomercial Market; Dependence on Ability to Attract Advertisers" and "Business-- Government Regulation."

INDUSTRY CONCENTRATION

  The ownership of cable systems on which the Company is focused (i.e., those having 25,000 or more subscribers) is concentrated among a small number of MSOs. Additionally, a substantial number of infomercials are produced by a small number of producers, and the Company believes this industry is undergoing consolidation. To date, the Company has focused on attracting large, national MSOs and large infomercial producers. At June 30, 1996 and at March 31, 1996 and 1995, TCI, Time Warner and Continental, three large MSOs, accounted for 37%, 32% and 8%, respectively, 40%, 32% and 7%, respectively, and 34%, 30% and 9%, respectively, of the households reached by the Access Network. For the quarter ended June 30, 1996 and the fiscal years ended March 31, 1996 and 1995, approximately 52%, 57% and 75%, respectively, of the Company's net revenues were derived from sales to six infomercial producers (three of which were the same in each period). For the quarter ended June 30, 1996 and the fiscal year ended March 31, 1996, Positive Response and Mercury Media, Inc. accounted for approximately 24% and 18%, respectively, and 18% and 12%, respectively, of the Company's net revenues. For the fiscal year ended March 31, 1995, Positive Response, World Media Television, Inc., Alexander Communications, Inc. and Hawthorne Communications, Inc. accounted for approximately 20%, 18%, 18% and 10%, respectively, of the Company's net revenues. The Company does not have long-term contractual relationships with any of these infomercial producers. The loss of one or more of these producers could have a material adverse effect on the Company. The decision by a major infomercial producer not to use the Access Network or of an MSO to cancel or not renew its affiliation agreement with the Company would have a material adverse effect on the Company. See "Business--Advertisers and Advertising Sales" and "Business--Affiliates and Access Network."

EXTENSIVE REGULATION OF CABLE TELEVISION INDUSTRY

  The cable television industry is subject to extensive federal, state and local regulation. Regulation can take the form of price controls, programming carriage requirements and programming content restrictions. Such regulation could affect the availability of time on local cable television systems for sale by the Company as well as the price at which such time is available. There can be no assurance that material adverse changes in regulations affecting the cable television industry, in general, or the Company, in particular, will not occur in the future. See "Business--Government Regulation."

ABILITY TO MANAGE GROWTH

  The Company is currently experiencing a period of rapid growth and expansion which could place a significant strain on the Company's management, services and support operations, sales and administrative personnel and financial and other resources. Successful implementation of the Company's business strategy will require management of growth, which will result in an increase in the level of responsibility of management personnel. To manage its growth effectively, the Company will be required to continue to implement and improve its operating and financial systems and controls and to expand, train and manage its employee base. There can be no assurance that the management, systems and controls currently in place or to be implemented will be adequate to manage such growth or that any steps taken to hire personnel or improve such systems and controls will be sufficient. The failure to manage growth effectively could have a material adverse effect on the Company.

SEASONALITY; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

  In general, the frequency of infomercial programming and the rates which the Company charges infomercial advertisers are highest during the third and fourth quarters of its fiscal year. Consequently, the Company sells time on the Access Network at relatively lower rates during the first and second quarters of its fiscal year. The Company's operating results are affected by this trend, with relatively higher levels of its revenues generated during the third and fourth quarters of its fiscal year. In addition, the Company's quarterly and annual results of operations are affected by a wide variety of factors, many of which are outside the Company's control, which could materially and adversely affect profitability. These factors include the timing and the volume of infomercials shown on the Access Network, the number of cable systems and FTEs added to the Access Network and general economic conditions. Accordingly, the Company's results of operations for any quarter should not be considered indicative of the Company's performance for any future period. Further, it is possible that in some future quarter the Company's revenues or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected. See "--No Prior Public Market; Possible Volatility of Stock Price," "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its future success will depend to a significant extent upon its senior management. The loss of the services of any key personnel, including William R. Cullen and William H. Bernard, the Company's Chairman and President, respectively, could have a material adverse effect upon the Company. The Company has entered into employment agreements with each of Messrs. Cullen and Bernard, and the Company carries key-man life insurance of $1 million on each of them. The Company's future success will also depend upon its ability to attract and retain qualified management and technical employees to support its future growth. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract and/or retain such persons could have a material adverse effect on the Company. See "-- Ability to Manage Growth" and "Management."

DEPENDENCE ON DELIVERY SYSTEM

  The Company subleases satellite transponder time for delivery of the Company's programming. The sublease provides that the Company's programming may be preempted in the event of certain technical failures which precludes a third party from utilizing the satellite to broadcast its programming. Although the sublease provides that the sublessor will use reasonable efforts to place the Company's programming on a replacement satellite in the event of preemption, there can be no assurance that such party will be able to do so, and the sublessor's failure to do so would have a material adverse effect on the Company until an alternative delivery system could be established. In addition, there can be no assurance that the satellite will continue to function as intended, in which case the Company will have to find an alternate satellite, which may not be available, or to use a more costly alternative delivery system, which would also have a material adverse effect on the Company. See "Business--Delivery System Methods."

DISCRETIONARY USE OF PROCEEDS

  The Company will use approximately $1.7 million of the net proceeds from this offering for capital expenditures to expand and upgrade the Access Network and approximately $1.0 million to repay amounts outstanding under a bridge financing. The Company expects to use the remaining net proceeds
(approximately $     million, assuming an initial public offering price of $
per share) for general corporate purposes, including working capital. The Company will have broad discretion in using the unallocated net proceeds of this offering. See "Use of Proceeds."

CONTROL BY CERTAIN PRINCIPAL STOCKHOLDERS; EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

  Following completion of this offering, the Company's executive officers and directors and their affiliated entities as a group will beneficially own
approximately   % of the outstanding Common Stock. As a result, Access TV's executive officers and directors as a group will have a significant influence over, and may in fact control, the outcome of all matters submitted to a vote of the Company's stockholders, including the election of directors and significant corporate transactions. The shares beneficially owned by the Company's executive officers, directors and their affiliates, combined with the ability of the Company's Board of Directors to issue shares of preferred stock without further vote or action by the stockholders, may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, which could adversely affect the market price of the Common Stock. In addition, Section 203 of the Delaware General Corporation Law, which is applicable to the Company, contains provisions that restrict certain business combinations with interested stockholders which may have the effect of inhibiting a non-negotiated merger or other business combination. See "Principal Stockholders," "Description of Capital Stock--Preferred Stock" and "--Delaware Anti-Takeover Law."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market in the Common Stock will develop or be sustained after this offering. The initial public offering price will be determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price for the Common Stock after this offering. In addition, factors such as announcements by the Company of variations in its quarterly financial results and general market and economic conditions, or the failure to meet securities analysts' expectations, among other things, could cause the market price of the Common Stock to fluctuate significantly. Further, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of publicly traded securities, securities class action litigation has often been initiated against the issuer of those securities. Litigation of this nature could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company. See "--Seasonality; Potential Fluctuations in Operating Results" and "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise capital through a public offering of its equity securities. Upon completion of
this offering, the      shares of Common Stock sold in this offering (
shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction (except as to affiliates of the Company) or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The Company's directors and executive officers and
certain other stockholders who hold in the aggregate approximately      shares
of Common Stock have agreed not to offer to sell, sell or otherwise dispose of any shares of Common Stock prior to the expiration of 180 days from the date of this Prospectus, subject to certain exceptions. Southcoast Capital Corporation ("Southcoast") may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Beginning 91 days after the date hereof, approximately shares of Common Stock will be eligible for sale in the public market without registration, subject to certain volume and other limitations,
pursuant to Rule 144 under the Securities Act, and an additional       shares
of Common Stock will become eligible for sale pursuant to Rule 144 following the expiration of the 180 day lock-up period. All shares of Common Stock outstanding on the date of this Prospectus will be eligible for sale to certain qualified institutional buyers in accordance with Rule 144A under the
Securities Act, subject to lock-up agreements. In    , approximately
shares of Common Stock will be eligible for sale in the public market without limitation pursuant to Rule 144(k) under the Securities Act. The Securities and Exchange Commission has proposed an amendment to Rule 144 under the Securities Act which, if adopted as currently proposed, would permit the sale
of such       shares of Common Stock held by non-affiliates without
restriction beginning 181 days after the date of this Prospectus, rather than
   . Additional shares, including shares issuable upon exercise of options and warrants, will also become available for sale in the public market from time to time in the future. Moreover, certain of the Company's stockholders and warrantholders have the right to cause the Company to register their shares under the Securities Act and to include their shares in any future registration of securities effected by the Company under the Securities Act. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price of the Common Stock. If the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Principal Stockholders," "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

DILUTION TO NEW INVESTORS

  Investors participating in this offering will incur immediate and
substantial dilution of $   in the net tangible book value of their
investment. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the      shares of Common
Stock offered by the Company in this offering are estimated to be $
($       if the Underwriters' over-allotment option is exercised in full),
assuming an initial public offering price of $   per share, after deducting
the estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company intends to use approximately $1,700,000 of the net proceeds for capital expenditures to expand and upgrade the Access Network. The Company also intends to use a portion of the net proceeds to repay all amounts outstanding under a $1,000,000 revolving credit facility provided to the Company by certain of its stockholders, directors and executive officers. At September 12, 1996, no amounts were outstanding under this facility. The remainder of such net proceeds will be used for working capital and other general corporate purposes, including potential acquisitions and possible expansion into complementary businesses. The Company has not identified any potential acquisitions or possible expansion opportunities. Borrowings under the revolving credit facility bear interest at the rate of 9% per annum and mature on the earlier of December 12, 1996 or the closing of this offering. Approximately $420,000 of the estimated offering expenses have been paid or incurred through June 30, 1996 and are included as other assets on the June 30, 1996 balance sheet. See Note 1(e) of Notes to Financial Statements. See "Certain Transactions."

  Pending such uses, the net proceeds will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  Access TV has never declared or paid any cash dividends on the Common Stock. The Company anticipates that all future earnings will be retained by the Company for the development of its business. Accordingly, Access TV does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and the general financial condition of the Company and general business conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996, and as adjusted to give effect to (i) the sale by the Company of the shares of Common Stock offered hereby (at an assumed initial public offering
price of $    per share) and (ii) the Preferred Stock Conversion. The table set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto of the Company included elsewhere in this Prospectus.

                                                      AS OF JUNE 30, 1996 (1)
                                                      -------------------------
                                                                        AS
                                                         ACTUAL      ADJUSTED
                                                      -----------  ------------
                                                         ($ IN THOUSANDS)
Current portion of capital lease obligation.......... $       431  $       431
                                                      ===========  ===========
Capital lease obligation, net of current portion..... $     9,672  $     9,672
Stockholders' equity (deficit):
  Preferred Stock, $0.01 par value, 4,000,000 shares
   authorized; 1,000 shares of Series A Convertible
   Preferred Stock issued and outstanding as of June
   30, 1996; no shares issued and outstanding as
   adjusted..........................................         --           --
  Common stock, $0.01 par value, 25,000,000 shares
   authorized; 3,683,595 shares issued and
   outstanding as of June 30, 1996;      shares
   issued and outstanding as adjusted(2).............          37
  Additional paid-in capital.........................      10,096
  Accumulated deficit................................     (10,167)     (10,167)
  Less--Notes receivable from stockholders...........        (121)        (121)
                                                      -----------  -----------
    Total stockholders' equity (deficit).............        (155)
                                                      -----------  -----------
     Total capitalization............................ $     9,517  $
                                                      ===========  ===========

- --------
(1) In September 1996 the Company entered into a $1,000,000 revolving credit facility with certain of its stockholders, directors and executive officers. At September 12, 1996, no amounts were outstanding under this facility. The Company intends to use a portion of the proceeds from this offering to repay all amounts outstanding under this facility. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(2) Does not include (i) 271,491 shares of Common Stock issuable upon the exercise of outstanding options, at exercise prices ranging from $6.82 to $8.40 per share, (ii) 87,448 additional shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan and Stock Bonus Plan, (iii) 472,601 shares of Common Stock issuable upon the exercise of outstanding warrants, at exercise prices ranging from $5.25 to $8.40 per share, (iv) 200,000 shares of Common Stock issuable upon the exercise of outstanding warrants, at a per share exercise price equal to the initial public offering price set forth on the cover page of this
    Prospectus and (v)     shares of Common Stock issuable upon the exercise
    of the Representatives' Warrants. See "Management," "Description of Capital Stock--Warrants" and "Underwriting."

                                   DILUTION

  The net tangible book value of the Company at June 30, 1996 was $(154,742) or $(0.04) per share of outstanding Common Stock after giving effect to the Preferred Stock Conversion. Net tangible book value per share represents total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect as of June 30, 1996 to the receipt of the estimated net proceeds from the Company's sale of the shares of Common Stock offered hereby at an assumed initial public
offering price of $   per share (after deducting the estimated underwriting
discounts and commissions and offering expenses payable by the Company) and the Preferred Stock Conversion, the net tangible book value of the Company
would have been approximately $    , or $   per share of outstanding Common
Stock, at June 30, 1996. This represents an immediate increase in net tangible
book value of $   per share to existing stockholders and an immediate dilution
of $   per share to investors purchasing shares of Common Stock in this offering at the assumed initial public offering price. The following table illustrates this dilution to new investors:

Assumed initial public offering price per share.................         $
  Net tangible book value per share before the offering......... $(0.04)
   Increase per share attributable to new investors.............
                                                                 ------
Net tangible book value per share after the offering............
                                                                         ---
Dilution per share to new investors.............................         $
                                                                         ---

  The following table sets forth at June 30, 1996 the number of shares of Common Stock purchased from the Company and the total consideration and average price per share paid by existing stockholders of the Company and by new investors purchasing shares from the Company in this offering, at an
assumed initial public offering price of $   per share, before deducting the
estimated underwriting discounts and commissions and offering expenses payable by the Company:

                                                                         AVERAGE
                                   SHARES PURCHASED  TOTAL CONSIDERATION  PRICE
                                   ----------------- -------------------   PER
                                    NUMBER   PERCENT   AMOUNT    PERCENT  SHARE
                                   --------- ------- ----------- ------- -------
Existing stockholders(1).......... 3,826,485         $10,867,534      %  $ 2.84
New investors.....................                   $                %  $
                                   ---------  -----  -----------  -----
  Total...........................            100.0% $            100.0%
                                   =========  =====  ===========  =====

- --------
(1) Does not include (i) 271,491 shares of Common Stock issuable upon the exercise of outstanding options, at exercise prices ranging from $6.82 to $8.40 per share, (ii) 87,448 additional shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan and Stock Bonus Plan, (iii) 472,601 shares of Common Stock issuable upon the exercise of outstanding warrants, at exercise prices ranging from $5.25 to $8.40 per share, (iv) 200,000 shares of Common Stock issuable upon the exercise of outstanding warrants, at a per share exercise price equal to the initial public offering price set forth on the cover page of this
    Prospectus and (v)     shares of Common Stock issuable upon the exercise
    of the Representatives' Warrants. See "Management," "Description of Capital Stock--Warrants" and "Underwriting."

                        SELECTED FINANCIAL INFORMATION

  The following tables set forth selected statements of operations and balance sheet data derived from the financial statements of the Company for the periods indicated. Such financial statements as of and for the three years ended March 31, 1996 and the period ended March 31, 1993 have been audited by Arthur Andersen LLP, independent public accountants. The report of Arthur Andersen LLP with respect to the financial statements of the Company as of March 31, 1995 and 1996, and for each of the years in the three year period ended March 31, 1996, is included in the financial statements of the Company appearing elsewhere in this Prospectus. The selected financial data as of June 30, 1995 and 1996 have been derived from the unaudited financial statements of the Company and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. The results of operations for the three months ended June 30, 1996 are not necessarily indicative of the results that may be achieved for the fiscal year ended March 31, 1997. The following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto of the Company included elsewhere in this Prospectus.

                            FOR THE PERIOD                                       THREE MONTHS
                            FROM INCEPTION    FISCAL YEAR ENDED MARCH 31,       ENDED JUNE 30,
                          (JANUARY 12, 1993) -------------------------------  --------------------
                          TO MARCH 31, 1993    1994       1995       1996       1995       1996
                          ------------------ ---------  ---------  ---------  ---------  ---------
                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS
DATA:
  Revenues..............       $   --        $     120  $   3,921  $   8,930  $   1,341  $   3,016
  Less: Agency
  commissions...........           --               18        683      1,335        211        451
                               -------       ---------  ---------  ---------  ---------  ---------
  Net revenues..........           --              102      3,238      7,595      1,130      2,564
  Cable Affiliate fees..           --              178      4,886      4,510        671      1,757
                               -------       ---------  ---------  ---------  ---------  ---------
   Income (loss) after
    Cable Affiliate
    fees................           --              (76)    (1,648)     3,085        459        807
                               -------       ---------  ---------  ---------  ---------  ---------
  General and
  administrative
  expenses..............            12             254      1,123      1,388        356        389
  Selling and marketing
  expenses..............           --               71        649        982        355        350
  Engineering expenses..           --               97        772      1,466        314        437
  Depreciation and
  amortization..........           --               17        497      1,356        326        347
  Provision for write-
   down of machinery and
   equipment............           --              --         581        --         --         --
                               -------       ---------  ---------  ---------  ---------  ---------
   Total operating
   expenses.............            12             439      3,622      5,192      1,351      1,523
  Loss from operations..           (12)           (515)    (5,270)    (2,107)      (892)      (716)
  Interest (expense),
  income net............           --                4       (221)    (1,035)      (141)      (290)
                               -------       ---------  ---------  ---------  ---------  ---------
  Loss before provision
   for state income
   taxes................           (12)           (511)    (5,491)    (3,142)    (1,033)    (1,006)
  Provision for state
  income taxes..........             1               1          1          1          1        --
                               -------       ---------  ---------  ---------  ---------  ---------
  Net loss..............       $   (13)      $    (512) $  (5,492) $  (3,143) $  (1,034) $  (1,006)
                               =======       =========  =========  =========  =========  =========
  Net loss per common
  and equivalent               $  (.02)      $    (.34) $   (2.00) $    (.84) $    (.28) $    (.24)
  share(1)..............       =======       =========  =========  =========  =========  =========
  Weighted average
   number of shares
   outstanding..........       777,551       1,490,348  2,742,423  3,745,250  3,714,935  4,127,776

                                          AS OF MARCH 31,        AS OF JUNE 30,
                                    ---------------------------  --------------
                                    1993  1994   1995    1996         1996
                                    ---- ------ ------- -------  --------------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents........ $119 $  513 $ 1,964 $ 1,462     $   769
  Working capital (deficit)........  111    295     143    (803)     (1,880)
  Total assets.....................  122  1,016  13,651  12,881      12,216
  Capital lease obligation,
  including current portion........  --     --   10,574  10,203      10,103
  Stockholders' equity (deficit)...  111    768   1,475     783        (155)

- -------
(1) Net loss per share was calculated by dividing the net loss by the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is anti-dilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common equivalent shares (stock options and warrants) issued or granted during the 12 month period immediately preceding the initial filing of the proposed public offering have been included in the calculation of the shares used in computing net loss per common and equivalent share as if they were outstanding for all periods
    presented (using an assumed public offering price of $   per share).

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  The Company operates the largest network exclusively dedicated to the cablecast of infomercials and other long-form paid programming in the U.S. The Company distributes this programming to cable television operators of approximately 200 cable systems and currently reaches over 18 million U.S. households for an average of approximately 11.4 hours a day. The Company's financial performance is largely determined by the net revenues (defined as gross revenues less agency commissions, customarily 15%) it generates from the distribution of infomercial programming through the Access Network.

  Most of the Company's customers, namely infomercial producers and distributors, are prepared to pay for the distribution of their programming based on the anticipated orders or inquiries ("cost per order" or "cost per inquiry") rather than on the more traditional measure of media cost, "cost per thousand households" reached. The Company believes that the number of orders and inquiries received is related to the quantity of hours, the quality of those hours in terms of their various dayparts, and the number of households into which the Access Network is cablecast.

  In order to measure its revenue performance in a manner that reflects both the growth of the Access Network and the part-time nature of its access to households, in fiscal 1996, the Company began to utilize a measure of the reach of the Access Network that accounts for both the quantity and quality of time available to the Access Network. To derive this full-time equivalent household base ("FTE"), the Company has measured the relative value of each daypart to the infomercial market. It then uses this weighting to value its part-time household base. In general, as the Company obtains better quality dayparts, 9:00 a.m. to midnight, the ratio of FTEs to total households will increase. While the weighting of each daypart has a subjective element, the Company believes that changes in the number of FTEs provide the best measure of the growth of the Access Network. Accordingly, the Company analyzes the revenue per average FTE household as its measure of pricing and revenue performance. The Company believes that revenue per average FTE household will increase as the size of the Access Network increases. As the number of FTEs increases over time, the Company believes it will become an even more cost-effective distribution system and will offer advertisers increased opportunities for targeted distribution by daypart to demographically and geographically distinct cable households.

  The principal element in the Company's cost structure is the amount it pays to Cable Affiliates to have its programming cablecast to a household. The Company's affiliate agreements set a different guarantee and affiliate commission rate for each daypart, which currently ranges from 40% to 65% of net revenues with an average affiliate commission rate of 59% for all dayparts in the fiscal year ended March 31, 1996. The Company expects all other operating expenses to increase at a lesser rate than increases in its revenues. Cable Affiliate fees are matched against revenues based upon the estimated full year amount of affiliate fees as a percentage of estimated full year revenue.

  The Company anticipates that it will continue to operate at a loss through at least the remainder of the fiscal year ending March 31, 1997, and there can be no assurance that it will not continue to incur losses thereafter. At June 30, 1996, the Company had an accumulated deficit of $10,167,172. See "Risk Factors--History of Losses; Uncertainty of Profitability."

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated selected financial data of the Company expressed as a percentage of net revenues.

                                                               THREE MONTHS
                                                                   ENDED
                            FISCAL YEAR ENDED MARCH 31,          JUNE 30,
                           ---------------------------------   ---------------
                              1994        1995        1996      1995     1996
                           ---------   ---------   ---------   ------   ------
Revenues.................      117.7%      121.1%      117.6%   118.7%   117.6%
                           ---------   ---------   ---------   ------   ------
Net revenues.............      100.0%      100.0%      100.0%   100.0%   100.0%
                           ---------   ---------   ---------   ------   ------
Cable Affiliate fees.....      174.5%      150.9%       59.4%    59.4%    68.5%
Selling, marketing,
 engineering, general and
 administrative expenses.      413.9%       78.6%       50.5%    90.7%    45.9%
Depreciation and amorti-
 zation expense..........       16.5%       33.3%       17.9%    28.9%    13.6%
Other (income) expense,
 net.....................       (3.5)%       6.8%       13.6%    12.5%    11.3%
                           ---------   ---------   ---------   ------   ------
Net loss.................     (502.2)%    (169.6)%     (41.4)%  (91.6)%  (39.2)%
                           =========   =========   =========   ======   ======

COMPARISON OF THREE MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1995

  Revenues. Revenues (revenues before agency commissions are deducted) for the three months ended June 30, 1996 were $3,015,580 compared to $1,340,998 for the same period of 1995.

  Net Revenues. Net revenues, which exclude agency commissions of approximately 15%, were $2,564,323, for the three months ended June 30, 1996, an increase of $1,434,405 or 127% compared to net revenues of $1,129,918 for the same period of 1995. Net revenues increased on both an absolute and a per household basis, reflecting increases in the Access Network's reach, increased advertising rates, and improvement in the quality of time made available to advertisers. The number of Cable Affiliates grew from approximately 122 representing 11.8 million subscriber homes as of June 30, 1995, to approximately 182, representing over 18 million subscriber homes as of June 30, 1996.

  Revenue per Average FTE. The Access Network was carried for an average of approximately 11.4 hours a day as of June 30, 1996 compared to approximately
9.2 hours as of June 30, 1995. As a result of this increase in time, coupled with an increase in the number of households reached by the Access Network, the Company increased its FTEs from approximately 2,524,000 as of June 30, 1995 to approximately 5,212,000 as of June 30, 1996, an increase of 2,688,000 or 107%. Revenue per average FTE household was $0.64 for the quarter ended June 30, 1996 compared to $0.59 for the quarter ended June 30, 1995.

  Cable Affiliate Fees. Cable Affiliate fees for the three months ended June 30, 1996 were $1,756,561 compared to $671,057 for the same period of 1995. The increase of $1,085,504, or 162%, is related to the growth in subscriber households reached by the Access Network and the improved quality of time received from Cable Affiliates, for which the Company pays higher fees.

  Selling, Marketing, Engineering, General and Administrative
Expenses. Selling, marketing, engineering, general and administrative expenses for the three months ended June 30, 1996 were $1,176,459 compared to $1,024,679 for the same period of 1995. The increase of $151,780, or 15%, is due primarily to the uplink and playback costs associated with the activation of a second satellite channel in August 1995 ($108,900).

  Depreciation and Amortization Expense. Depreciation and amortization expense for the three months ended June 30, 1996 totaled $347,342 compared to $326,625 for the same period of 1995. The $20,717, or 6%, increase is due to the impact of capital expenditures subsequent to June 30, 1995.

  Other Expense, Net. Other expense, net for the three months ended June 30, 1996 was $290,079 compared to $141,237 for the same period of 1995. This increase of $148,842, or 105%, is due to the loss of fees received for a temporary three month lease of excess satellite transponder capacity for the three months ended June 30, 1995 ($165,000).

  Net Loss. The Company's net loss for the three months ended June 30, 1996 was $1,006,118 compared to $1,034,480 for the same period of 1995. This $28,362, or 3%, improvement is due to the above mentioned factors.

COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1996 AND MARCH 31, 1995

  Revenues. Revenues (revenues before agency commissions are deducted) for the fiscal year ended March 31, 1996 were $8,929,827 compared to $3,920,731 for the fiscal year ended March 31, 1995.

  Net Revenues. Net revenues exclude agency commissions of approximately 15% and, in fiscal 1995, credits which the Company discontinued in fiscal 1996. For the fiscal year ended March 31, 1996, net revenues were $7,594,636, an increase of $4,356,374, or 135%, compared to net revenues of $3,238,262 for the fiscal year ended March 31, 1995. Net revenues increased on both an absolute and a per household basis, reflecting the greater reach of the Access Network coupled with increased advertising rates and the improved quality of time which made the Access Network more attractive to advertisers. The number of Cable Affiliates grew from approximately 118 representing over 11 million subscriber homes at fiscal year end 1995, to approximately 171, representing over 16 million subscriber homes at fiscal year end 1996.

  Revenue per Average FTE. The Access Network was carried for an average of approximately 10.7 hours a day as of March 31, 1996 compared to approximately
9.4 hours as of March 31, 1995. As a result of this increase in time, coupled with an increase in the number of households reached by the Access Network, the Company increased its FTEs by approximately 2,227,000, or 110%, from approximately 2,023,000 at fiscal year end 1995 to approximately 4,250,000 at fiscal year end 1996. The Company generated revenue per average FTE household of $2.85 in fiscal 1996.

  Cable Affiliate Fees. Cable Affiliate fees for the fiscal year ended March 31, 1996 were $4,510,445, a decrease of $375,692 from $4,886,137 for the fiscal year ended March 31, 1995. On January 1, 1995, the Company restructured its Cable Affiliate agreements in an effort to make the payment structure more closely reflect the value of the dayparts provided by the Cable Affiliates. This revised formula, while increasing the amount paid for dayparts for which there is greater advertiser demand, provides for lower fees during the overnight periods during which most of the cablecasting time is made available to the Company.

  Selling, Marketing, Engineering, General and Administrative
Expenses. Selling, marketing, engineering, general and administrative expenses for the fiscal year ended March 31, 1996 totaled $3,835,247, an increase of $1,290,846, or 51%, compared to $2,544,401 for the fiscal year ended March 31, 1995. In addition, the Company entered into service agreements in January 1995 whereby third parties provide playback services in connection with the Company's distribution of infomercials. The amount spent under these agreements in fiscal 1996 was $932,000, or $796,500 more than the $135,500 spent in fiscal 1995. See "Business--Delivery System Methods." This increase was also attributable to additional infrastructure related costs of approximately $395,000 to support the Company's growth, which included the hiring of sales, marketing and engineering personnel.

  Depreciation and Amortization Expense. Depreciation and amortization expense for the fiscal year ended March 31, 1996 totaled $1,356,452 as compared to $496,769 for the fiscal year ended March 31, 1995, an increase of $859,683 or 173%. Substantially all of this increase is accounted for by the full year amortization of the Company's capitalized transponder lease compared to three months of amortization in fiscal 1995. Effective January 1995, the Company entered into a capital lease agreement which provides the Company with satellite transponder time for delivery of its programming. The balance of the increase is due to capital expenditures related to growth of the Access Network. See "Business--Delivery System Methods."

  Other Expense, Net. Other expense, net for the fiscal year ended March 31, 1996 totaled $1,035,133 as compared to $220,860 for the fiscal year ended March 31, 1995. This increase is related to the Company's capitalized transponder lease. Capitalized lease interest expense of $1,253,411 in fiscal 1996 was $933,390 higher than the fiscal 1995 charge of $320,021.

  Income Taxes. The Company's income taxes are primarily California state franchise taxes. At March 31, 1996, the Company had accumulated approximately $7,865,000 and $3,932,000 of net operating loss carryforwards for federal and state income tax purposes, respectively. Realization of future tax benefits from utilization of the net operating loss carryforwards may be subject to certain limitations if ownership changes occur in the future. See Note 5 of Notes to Financial Statements.

  Net Loss. The Company's net loss for the fiscal year ended March 31, 1996 was $3,143,441, an improvement of $2,348,606 when compared to the net loss of $5,492,047 for the fiscal year ended March 31, 1995, due to the above mentioned factors.

COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1995 AND MARCH 31, 1994

  During the first ten months of fiscal 1994, the Company focused on start-up operations and no revenues were generated. Accordingly, comparisons between the fiscal years ended March 31, 1995 and 1994 are not necessarily meaningful.

  Revenues. Revenues (revenues before agency commissions are deducted) for the fiscal year ended March 31, 1995 were $3,920,731 compared to $120,000 for the fiscal year ended March 31, 1994.

  Net Revenues. Net revenues exclude agency commissions of approximately 15% and credits. For the fiscal year ended March 31, 1995, net revenues were $3,238,262, an increase of $3,136,262 compared to net revenues of $102,000 for the fiscal year ended March 31, 1994. This increase primarily resulted from the impact of 12 months of operations in fiscal 1995 compared with only two months of operations in fiscal year 1994. In fiscal 1995, the number of Cable Affiliates increased from approximately 12, representing over 1.5 million subscriber homes at fiscal year end 1994, to approximately 118, representing over 11 million subscriber homes at fiscal year end 1995. The size of the Access Network on an FTE basis at fiscal year end 1994 is not available.

  Cable Affiliate Fees. Cable Affiliate fees for the fiscal year ended March 31, 1995 were $4,886,137, an increase of $4,708,179 from $177,958 for the fiscal year ended March 31, 1994. This increase was due primarily to a full year of operations, as well as the increase in the number of households reached by the Access Network. These fees exceeded the Company's net revenues in fiscal 1995 and 1994 by $1,647,875 and $75,958, respectively, because of the affiliate guarantee program then in effect. On January 1, 1995, the Company modified the affiliate guarantees to more accurately reflect the revenue potential of dayparts committed to the Access Network.

  Selling, Marketing, Engineering, General and Administrative
Expenses. Selling, marketing, engineering, general and administrative expenses for the fiscal year ended March 31, 1995 totaled $2,544,401, an increase of $2,122,196 compared to $422,205 for the fiscal year ended March 31, 1994. This increase was attributable to a full year of operations and additional infrastructure related costs incurred to support the Company's growth, which included the hiring of additional personnel. In addition, in August 1994 the Company entered into a sublease agreement that provides the Company with the use of one satellite transponder on the Hughes Communication Galaxy, Inc.'s new satellite, Galaxy VII, for delivery of programming. The related uplink and playback fees totaled approximately $135,500 in fiscal 1995.

  Depreciation and Amortization Expense. Depreciation and amortization expense for the fiscal year ended March 31, 1995 totaled $496,769, compared to $16,853 for the fiscal year ended March 31, 1994, an increase of $479,916. This increase was due to additional capital expenditures related to affiliate system growth as well as the amortization of the Company's capitalized transponder lease. The three months of transponder amortization totaled $222,000 in fiscal 1995; there was no lease in fiscal 1994.

  In fiscal 1995, the Company wrote-down machinery and equipment by $581,342 to adjust the carrying value of the tape-based distribution equipment to its estimated net realizable value. This write-down resulted from the decision to replace tape-based distribution equipment with more efficient satellite-based distribution equipment. See "Business--Delivery System Methods."

  Other Expense, Net. Other expense, net for the fiscal year ended March 31, 1995 totaled $220,860, as compared to interest income of $3,602 for the fiscal year ended March 31, 1994. This increase was related to the Company's capitalized transponder lease, reflecting three months of payments offset by interest earned on bank accounts on higher cash balances held by the Company in fiscal 1995.

  Income Taxes. The Company's income taxes primarily represent California state franchise taxes.

  Net Loss. The Company's net loss for the fiscal year ended March 31, 1995 was $5,492,047, compared to the net loss of $512,214 for the fiscal year ended March 31, 1994, due to the above mentioned factors.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary capital needs have been related to funding a portion of operating expenses and working capital requirements. To date, the Company's primary source of financing has been through private placements of equity securities. Net cash used in operating activities was $287,775 in fiscal 1994, $3,327,206 in fiscal 1995, $1,741,024 in fiscal 1996 and $343,848 in the three months ended June 30, 1996.

  For fiscal 1994, 1995 and 1996 and the three months ended June 30, 1996, the Company's capital expenditures were $489,874, $1,343,175, $988,628 and $293,309, respectively. These expenditures were primarily for the purchase of equipment used for program delivery at local cable television system headend facilities. Purchased equipment costs decreased in fiscal 1996 due to a change from a tape-based delivery system to a satellite-based delivery system. This change resulted in annual expenditures of $541,571, $2,556,488 and $735,337 for fiscal 1995 and 1996 and the three months ended June 30, 1996, respectively, for capitalized lease payments, third party playback and uplink facilities. However, these expenditures are reflected as operating, depreciation, engineering and interest expenses, rather than capital expenditures.

  At March 31, 1996 and June 30, 1996, the Company had cash and cash equivalents of $1,462,479 and $769,413, respectively, and a net working capital (deficit) of $(802,586) and $(1,879,643), respectively. The Company has budgeted capital expenditures of approximately $1,700,000 in fiscal 1997 for the expansion of the Access Network, and intends to use a portion of the net proceeds from this offering to fund these capital expenditures. In September 1996, the Company entered into a $1,000,000 revolving credit facility with certain of its stockholders, directors and executive officers. Borrowings under this facility bear interest at 9% per annum and are due on the earlier of December 12, 1996 or the closing of this offering. Borrowings under this facility will be used for working capital purposes. At September 12, 1996, no amounts were outstanding under this facility. In connection with this facility, the Company issued to the lenders warrants to purchase an aggregate of 200,000 shares of Common Stock at a per share exercise price equal to the initial public offering price set forth on the cover page of this Prospectus and agreed to pay the lenders fees aggregating $65,000. The Company intends to use a portion of the net proceeds from this offering to repay all amounts outstanding under this facility. See "Use of Proceeds" and "Certain Transactions." The Company anticipates that the funds available from this offering, together with cash flows from operations, will be sufficient to support its operating plans for the foreseeable future. See "Use of Proceeds" and "Business--Delivery System Methods."

                                   BUSINESS

GENERAL

  Access TV operates the largest network exclusively dedicated to the cablecast of infomercials and other long-form paid programming in the U.S. The Company currently distributes this programming to cable television operators of approximately 200 cable systems reaching over 18 million U.S. households, representing approximately 26% of the approximately 68 million households in the U.S. which receive cable television, for an average of approximately 11.4 hours a day. The Company has contracted with most of the nation's largest multiple cable system operators ("MSOs"), including TCI, Time Warner and Continental, for blocks of underutilized ("remnant") time. The Company packages this remnant time, which typically exists across several channels at various times of day ("dayparts"), to create a national distribution medium (the "Access Network") for use by producers of infomercial and infotainment content. The Access Network distributes programming via its two digitally compressed satellite feeds for cablecast by local cable television systems over available channels for times ranging from 1/2 hour to 24 hours per day. Customers include major producers and distributors of infomercials, notably those for Nordic Track, Health Rider, Victoria Principal and Lexus. The Access Network, when measured by the quantity and quality of time made available to it, reaches the equivalent of approximately five million households on a full-time equivalent ("FTE") basis. FTE is a Company derived measurement which converts the number of households reached part-time by the Access Network into an approximate number of full-time equivalent households taking into the account the quantity and the quality of the time in the Access Network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Affiliates and Access Network."

  The Access Network provides advertisers with a cost-effective way to reach a national cable audience and increases the value of remnant time for local cable television systems by offering a new source of incremental, non-subscriber based revenue. The Company compensates the cable systems participating in the Access Network ("Cable Affiliates") by paying them the greater of a guaranteed minimum or a percentage of the revenues that the Access Network derives from the sale of time to advertisers. By providing an informercial-based revenue stream to local cable system operators, the Access Network enables cable systems to benefit directly from what has been one of the fastest growing segments of the advertising industry.

  In 1995, more than $800 million was spent on media advertising by the infomercial industry. National cable networks received 40% of this amount while local cable television systems received only 4%. The Company believes that this disparity is due principally to the administrative burden faced by infomercial producers and distributors in advertising on multiple local cable systems. The Access Network offers local cable television systems the ability to compete for such spending by streamlining the process and providing a single point of purchase for producers and distributors of infomercials to reach the cable audience. In so doing, the Company believes the Access Network will direct an increased percentage of infomercial media spending to local cable television systems. The Company believes that its record of reliable operations, together with the size and sophistication of the Access Network, position the Company to benefit from continued growth in long-form paid programming, the potential expansion of cable systems' channel capacity and the growth of alternative multi-channel video distribution methods.

COMPANY STRATEGY

  The Company's goal is to become the premier outlet for long-form paid programming. Key elements of the Company's strategy are to:

  EXPAND THE ACCESS NETWORK. The Company is focused on enhancing the value of the Access Network to advertisers and cable operators. The Company is working with cable operators to: (i) increase its household reach by establishing new, as well as expanding existing, Cable Affiliate relationships; (ii) obtain longer-term affiliate commitments; and (iii) secure the availability of both a greater quantity and a higher quality of time. Currently, the majority of time made available to the Access Network is from midnight to 9:00 a.m. Better time will allow the Company to increase its rates and attract infomercial advertisers.

  BROADEN THE USE OF THE ACCESS NETWORK. The Company is expanding its marketing efforts to producers and distributors of infomercials and other types of long-form paid programming such as image-based advertising and political, charitable and religious programming. The Company believes that the expansion of the Access Network in terms of households, reach and available time will enable the Company to offer advertisers both greater flexibility in distributing their content in specific dayparts and a vehicle for targeted distribution to demographically and geographically distinct cable households. The Company believes that these features will appeal to a broader universe of potential clients and command premium pricing.

  MAINTAIN STATE-OF-THE-ART TECHNOLOGY. The Company's distribution system includes the placement of compatible state-of-the-art equipment at the headends of Cable Affiliates. The Company believes that there is limited capacity on the part of Cable Affiliates to accommodate the equipment of potential competitors and, therefore, this incumbency provides the Company with a competitive advantage.

OVERVIEW

 Infomercial Industry

  Infomercials typically are 30-minute television commercials produced in either a documentary or a talk show format featuring educational, self-improvement, fitness, kitchen and consumer products. The most common form of infomercial is for consumer products that are readily subject to impulse purchases such as kitchen gadgets or exercise equipment. These infomercials discuss and demonstrate the products and then provide an "800" number for purchases. Infomercials have also been used to foster brand awareness for automobiles, mutual funds and other products and services. In addition, infomercials have been used by politicians as well as educational and religious institutions and are one of the fastest growing forms of television advertising.

  The infomercial concept stems from direct response television advertising which flourished in the 1970's with two minute commercials generally advertising inexpensive kitchen tools and appliances. The infomercial industry emerged in 1984 as the Federal Communications Commission ("FCC") removed restrictions on the amount of commercial air time television stations could sell. Industry sources estimate that for the year ended December 31, 1995, the amount of products and services sold through infomercials was more than $1.6 billion and the infomercial industry purchased more than $800 million of advertising time. This compares with $1.3 billion in products and services sold in 1994 and approximately $660 million of advertising time purchased in 1994.

  Since its inception, the infomercial industry has experienced dramatic growth. According to an article in the April, 1996 issue of Electronic Retailing magazine, "[t]he number of companies buying long-form advertising has increased nearly 400% in the last five years and broadcast rates have continued to escalate in response to the increased demands." The early success in this relatively young industry has also caught the attention of several major manufacturers and service companies which are seeking to promote brand awareness, including Saturn, Volvo, Ford, Nissan, Lexus, AT&T, Corning, Johnson & Johnson, Time-Life, H&R Block, Microsoft, Magnavox, Apple Computer, Phillips and Fidelity Investments which have produced infomercials to promote their products and services. The Company believes that infomercials are evolving into a more entertainment-oriented medium as producers and consumers have become more sophisticated. In addition, infomercial producers are increasingly viewing the infomercial as part of a broader, multi-channel, retail product introduction strategy. See "Risk Factors--Initial Focus on Infomercial Market; Dependence on Ability to Attract Advertisers."

 Cable Industry and Traditional Infomercial Delivery Methods

  The cable television industry began in the late 1940's and early 1950's to serve the needs of predominantly rural areas. Since that time, the cable industry has expanded to metropolitan areas due to, among other things, the better reception cable television often provides and increased programming. There are currently more than 9,000 cable television systems in the United States, of which approximately 900 have 25,000 or more subscribers. Cable television operators range from large, national MSOs such as TCI, Time Warner and Continental, which serve millions of households, to smaller, independent local cable systems that serve as few as several thousand households. Cable television networks (such as Discovery, Lifetime and CNN) provide content to cable households throughout the country through carriage agreements with cable system operators at either the MSO or local level.

  Both cable television networks and cable operators recognize the revenue potential of infomercial programming. In 1995, over $350 million was spent by infomercial advertisers on national cable networks and local cable systems to reach cable audiences. The Company is aware of at least 30 cable television networks, many of which have a substantial number of subscribers, that distribute infomercial programming and account for a substantial percentage of infomercial media spending on cable television. Cable operators typically pay cable television networks a fee to obtain original programming content for their systems. Accordingly, they tend to view unfavorably the distribution of infomercials by those networks whose time was purchased for other purposes and for which the cable operators typically receive no revenue. As a result, where permitted by their contracts with cable television networks, cable operators have often preempted network overnight time and made it available through the Access Network or directly to producers of infomercials. In turn, cable television networks have, in certain cases, sought to limit the ability of the cable operators to preempt their programming. The Company believes that its ability to provide, through the Access Network, an unregulated, infomercial-based revenue stream for local cable systems has positioned the Company as an ally of the cable operators in this aspect of their relationships with certain of the larger cable television networks.

  Infomercial advertisers sometimes contract for program time at the local cable television system level by purchasing "leased access" or "local origination" time. As an attempt to lessen the degree of control by the cable system operators over programming choices, the 1984 Cable Act requires that cable system operators allocate a portion of their channel capacity for "leased access" time for sale to third parties. The allocated capacity is determined by the total number of channels carried on each system. Systems with between 36 and 54 channels are required to dedicate 10% of their channels remaining after "must carry" obligations are satisfied to "leased access" and systems with 55 or more channels must make available 15% of their non-"must carry" channels for "leased access." The 1992 Cable Act sets maximum allowable rates that cable operators can charge for "leased access," although this provision of this Act is currently being challenged by potential commercial leased access programmers. See "--Government Regulation."

AFFILIATES AND ACCESS NETWORK

  The Company intends to expand the Access Network by continuing to enter into affiliation agreements with Cable Affiliates, pursuant to which the Company contracts for the use of Cable Affiliates' inventory of remnant time. The Company has entered into agreements with, and installed equipment at headends of, approximately 200 Cable Affiliates having a total of approximately 18 million subscribers, including approximately 12.5 million subscribers served by approximately 130 Cable Affiliates owned by TCI, Time Warner and Continental. The Access Network distributes 36 hours of programming a day via its two digitally compressed satellite feeds to Cable Affiliates. In order to measure the reach of the Access Network, both in terms of the number of subscribers of, and the quantity and quality of time received from, Cable Affiliates, the Company has developed the full time equivalent ("FTE") measurement. By taking into account the quantity and quality of time, the FTE measurement converts the number of households reached part-time by the Access Network into an approximate equivalent number of full-time households. To calculate the FTE measurement, the Company assigns a value to each three hour daypart received from Cable Affiliates. Generally, dayparts from 9:00 a.m. to midnight have the highest value, since these hours tend to attract a greater number of viewers than dayparts from midnight to 9:00 a.m. The Company then multiplies the assigned values by the number of the Cable Affiliate's subscribers. For example, a 50,000 subscriber cable system that provided 24-hours of continuous cablecasting time to the Company would yield 50,000 FTE households. Alternatively, a 50,000 subscriber cable system that provided time between 12:00 a.m. and 6:00 a.m., which dayparts have a total relative value of 11.7%, would contribute 5,850 FTE households. Using the FTE measurement, the Access Network currently reaches approximately five million FTE households. Since inception, the majority of time made available to Access TV has been in "overnight" dayparts.

  The following table sets forth the relative value which the Company has assigned to each half-hour daypart in the FTE calculation:

                 HALF-HOURS                                           RELATIVE
               DURING DAYPART                                          VALUE
               --------------                                         --------
            12:00 a.m.-3:00 a.m.                                         9.6%
            3:00 a.m.-6:00 a.m.                                          2.1
            6:00 a.m.-9:00 a.m.                                          8.4
            9:00 a.m.-12:00 p.m.                                        14.1
            12:00 p.m.-3:00 p.m.                                        16.8
            3:00 p.m.-6:00 p.m.                                         18.1
            6:00 p.m.-9:00 p.m.                                         16.8
            9:00 p.m.-12:00 a.m.                                        14.1
                                                                       -----
                  24 hours                                             100.0%
                                                                       =====

  Set forth below are the number, at June 30, 1996, of (i) households reached by each cable system operating in the U.S., (ii) households within each system that are reached by the Access Network and (iii) FTE households within each system that are reached by the Access Network:

                                        SUBSCRIBER SATURATION BY CABLE SYSTEM
                                       ---------------------------------------
                                           CABLE
                                         OPERATORS     ACCESS NETWORK
                                       -----------  ----------------------
                                          TOTAL*    HOUSEHOLDS      FTES
                                       -----------  ----------   ---------
TCI...................................  13,300,000   6,667,881   1,771,534
Time Warner...........................  11,500,000   5,764,638   1,186,022
Continental...........................   4,185,000   1,393,952     388,373
Cox...................................   3,202,000   1,047,328     503,444
TKR...................................     800,000     720,366     261,887
Prime.................................     620,000     475,208     329,057
US West...............................     531,000     530,621     278,151
Marcus................................   1,269,000     328,650      75,535
Cablevision...........................   2,567,000     220,800     122,317
Charter...............................   1,000,000     157,867      65,214
C-TEC.................................     316,000     100,000      11,690
Other.................................  28,932,000     652,740     218,681
                                       ----------- -----------  ----------
Total.................................  68,222,000  18,060,051   5,211,905
                                       =========== ===========  ==========

- --------
* Source: Paul Kagan Associates. Includes subscribers reached by systems with less than 25,000 subscribers.

  The Company is focused on increasing the number of Cable Affiliates which participate in the Access Network as well as increasing the quantity and quality of time which the Company purchases from Cable Affiliates. Typically, the Company seeks to add Cable Affiliates that have 25,000 or more subscribers. In the United States, approximately 900 systems have 25,000 or more subscribers, including the approximately 200 systems which are already Cable Affiliates. The Company, therefore, believes it has the opportunity to increase substantially the size of the Access Network, although there can be no assurance it will be able to do so.

  The Company's relations with Cable Affiliates are governed by affiliation agreements, usually with the Cable Affiliates' parent MSO. Pursuant to these agreements, the Company pays Cable Affiliates the greater of a percentage of the net advertising revenue paid to the Company for cablecasting during specific dayparts or a minimum monthly guarantee based on dayparts made available to the Access Network. The net advertising revenue is reconciled against the minimum guarantee on a quarterly basis. Typically, these affiliation agreements can be cancelled by either party upon 30 to 90 days' notice. The Company offers to Cable Affiliates various plans pursuant to which the Company will prepay all or a portion of the minimum guarantees in exchange for time dedicated by the Cable Affiliate to the Access Network for at least one year; however, to date no Cable Affiliate has entered into such an arrangement. The Company has been able to sell time on the Access Network for approximately $2.85 per average FTE household while the minimum guarantee paid to a Cable Affiliate for such time is approximately $1.43. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

  At the present time, approximately 80% of the cablecasting time made available to the Access Network by Cable Affiliates has resulted from preemption of cablecasting time from national cable networks. The Company believes that an increasing proportion of incremental daytime parts will be made available from other sources of remnant time. Although remnant time on cable systems is rarely available contiguously on one channel, there are blocks of available time (two to six hours per day) on a variety of channels. These include "leased access" time, non-broadcasting hours of national satellite networks and broadcast stations, channel time "blacked-out" because of contractual restrictions or duplicated programming, as well as text-only bulletin board and similar types of channels. Over the past nine months, the Company has expanded its marketing efforts by hiring personnel responsible for marketing the benefits of the Access Network to Cable Affiliates and assisting the Cable Affiliates in identifying these sources of remnant time.

  The Company believes that infomercial programming is evolving from its original form as a product oriented, direct marketing tool into a medium more focused on information and entertainment. The Company believes that as these newer forms of long-form paid programming develop, the Access Network would benefit from the greater identification that a fixed channel location would provide and believes that its leadership in providing all forms of long-form paid programming to the cable industry have well positioned it to obtain a full time, fixed channel if channel capacity constraints are mitigated by cable system build-outs and upgrades, although there can be no assurance of this.

  Access TV screens all programs for quality, content and National Infomercial Marketing Association certification. Each Cable Affiliate, however, retains the right to refuse to cablecast any infomercial not meeting its local standards.

ADVERTISERS AND ADVERTISING SALES

  The production and distribution of infomercials is concentrated among a relatively small number of companies. As a result, for the quarter ended June 30, 1996 and for each of the fiscal years ended March 31, 1996 and 1995, approximately 52%, 57% and 75%, respectively, of the Company's net revenues were derived from sales to two different groups of six infomercial advertisers (three of which were the same in each period). See "Risk Factors--Industry Concentration." For the three months ended June 30, 1996 and the fiscal year ended March 31, 1996, Positive Response and Mercury Media accounted for approximately 24% and 18%, respectively, and 18% and 12%, respectively, of the Company's net revenues. For the fiscal year ended March 31, 1995, Positive Response, World Media TV, Alexander Communications and Hawthorne Communications accounted for approximately 20%, 18%, 18% and 10%, respectively, of the Company's net revenues. Substantially all of the Company's sales of time to infomercial advertisers are made by a third party on a non-exclusive basis. To the extent that such sales representative devoted less time to the Company or terminated his agreement with the Company, the Company could be materially adversely affected unless such sales representative could be replaced, of which there can be no assurance. Generally, advertisers that use the Access Network are either seeking to induce impulse purchases for specific items, where the efficacy of the infomercial is measured by the level of increased sales, or to build brand awareness, where the efficacy of the infomercial can be, but is not always, measured by the number of requests for additional information. The level of this response, as well as the comparative convenience and cost efficiencies of distribution through a mechanism with broad reach, are major determinants of the amount that the Company's customers will pay for advertising on the Access Network, both absolutely and relative to other channels of cable and broadcast distribution. Although the preponderance of infomercials are used to sell products, infomercials are also used to develop brand awareness and by politicians and by charitable and religious institutions. See "Risk Factors-- Initial Focus on Infomercial Market; Dependence on Ability to Attract Advertisers."

  At the present time, the Company does not offer individual dayparts to advertisers, but offers advertisers a rotation, consisting of one or more cablecasts per day for up to 30 days at varying times, which represents a cross section of the market the advertiser wishes to reach. As the Access Network expands, the Company anticipates that it will be able to offer advertisers some ability to select specific air time to cablecast programming. To date, the Company's strategy of offering rotations has been successful in balancing supply, demand and price and allows the Company to package more desirable dayparts with those of lesser value so that all available advertising inventory is sold each month. However, there can be no assurance that the Company will be able to continue to successfully balance supply, demand and price as it expands the Access Network. In its limited operations to date, the Company has been able to sell to infomercial advertisers all of the available time on the Access Network each month. The Company believes that the cost of distribution on the Access Network is lower than rates charged by cable television networks and broadcast stations, and that lower rates have contributed significantly to its ability to sell time. The Company is seeking to increase the time cable systems make available for sale to an average of 18 hours per day and to obtain dayparts more attractive to infomercial advertisers. However, there can be no assurance that the Company will be successful in acquiring more time and better dayparts for sale to infomercial advertisers. The Company believes that an increase in the amount and an improvement in the quality of dayparts available will make the Access Network more attractive to its advertisers, thereby increasing the Company's advertising revenue on both a per FTE and a per household basis. See "Risk Factors--Dependence on Size of Access Network and Availability and Quality of Time," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Affiliates and Access Network."

  As the Company expands the Access Network, both in terms of household reach and dayparts available, it believes it will be able to sell time on specified cable systems that match the targeted demographics desired by its particular long-form advertisers. In addition, the Company believes it will be able to "package" cable systems by geography, ownership or size to provide unique pricing and delivery strategies to advertisers. The Company believes that advertisers will be willing to pay higher rates for these services, although there can be no assurance they will do so.

  The Company believes that the capabilities of an expanded Access Network will allow it to appeal to many types of long-form paid programming, including product promotions, development of brand awareness, consumer information, government and political information, charitable fund raising, religious programming and public service. To date, the Company has not attempted to market the Access Network for such programming and there can be no assurance that it will be able to do so. See "Risk Factors--Initial Focus on Infomercial Market; Dependence on Ability to Attract Advertisers."

DELIVERY SYSTEM METHODS

  The Company delivers programming utilizing state-of-the-art technology which is compatible with that of Cable Affiliates and which facilitates use of the Access Network.

  In July 1994, Access TV entered into a sublease agreement with Triumph Communications, Inc. ("Triumph") to provide satellite transponder time for delivery of the Company's programming on one of Hughes Communications Galaxy, Inc.'s ("HCG") new satellites, Galaxy VII. Galaxy VII is a dual C/Ku band satellite specifically for use by cable operators. The satellite, which allows the Company to distribute programming instantaneously, provides coverage to any location in the North American continent, Hawaii, Central America and the Caribbean. Effective January 1995, the Company entered into an uplinking service agreement with Time Warner's Home Box Office ("HBO") teleport. HBO provides program origination and uplink transmission for the Company to Galaxy
VII. In July 1995, the Company launched two channels of digitally compressed programming on the transponder, utilizing General Instrument Corporation's DigiCipher I technology. General Instrument Corporation is considered the industry leader in digital compression technology. DigiCipher I allows the Company to transmit four digitally compressed full time feeds on the transponder, while still maintaining broadcast quality standards. The Company is currently seeking to sublease its two unused digitally compressed channels on the transponder to other cable programmers, although there can be no assurance that it will be able to do so.

  The Company's satellite-based distribution system requires two components at the headend of the cable system. These components consist of a digital integrated receiver/decoder (IRD) and a program switcher. The Company compiles the client's video tapes which are sent to the satellite uplink site, HBO, with scheduling information indicating when and on which digital program feed the spots should run. HBO uplinks the Company's programming 24 hours per day on one compressed channel feed and daily from 12:00 a.m. to 12:00 p.m. Eastern Standard Time on the second compressed channel feed. The satellite feeds are received at the cable system headend and the programming is switched onto channels selected by the cable operator using the switching units.

  Equipment at the headend for the channel and full switching capability currently has an installed cost of approximately $12,000 and generally can be installed by the cable system's technical personnel with assistance from the Company. The Company anticipates minimal maintenance costs associated with this equipment. Should maintenance be required, the Company's engineering department provides 24 hour support to the cable system technician and pays any costs. The Company maintains a reserve pool of equipment should a replacement be required at the cable system headend.

  The Triumph sublease provides full time usage, 7 days a week, 24 hours a day for 12 years (end of life), and requires that if there is a failure of Galaxy VII during the term of the lease, HCG will provide a back-up satellite onto which the Company's programming will be moved within seven days. The sublease also provides that HCG may preempt the Company's use of the satellite in the event of a Fox Basic Cable, Inc. transponder failure and neither a C-Band Transponder spare nor a C-Band Reserve Transponder is available for the use by Fox Basic Cable, Inc. In the event of such preemption, Triumph will immediately make every reasonable effort to place Access TV on a comparable replacement satellite. In the event of preemption, Triumph is entitled to terminate the agreement. If the Company for any reason is unable to use the Galaxy VII satellite, its business would be materially adversely affected until the Company is placed on a replacement satellite or alternate delivery arrangements are established. The Company believes that alternative satellite transponders will be available to it should it be preempted by HCG, although it may be required to modify the headend components at the cable system. See "Risk Factors--Dependence on Delivery System." The transponder sublease rate is $145,000 per month (not including playback and uplink fees associated with 24 hour programming) until December 31, 1998, when the rate will increase to $155,000 per month until the end of the contract.

  Substantially all Cable Affiliates receive the Company's programming by satellite, and the Company intends to install satellite receiving equipment at the headend of the other Cable Affiliates that currently receive programming by tape.

  The Company intends to purchase from General Instrument Corporation a DigiCipher II ("DC II") digital encoder, which the Company expects will be available during the last quarter of calendar 1996. The Company will have the continued use of its DigiCipher I digital encoder if purchase of the DC II is delayed. This encoder utilizes the new MPEG II video compression technology. The DC II encoder allows for delivery of up to six MPEG II digitally compressed feeds and 24 digital data streams on a single transponder, while still maintaining broadcast quality standards. The Company believes implementation of DC II technology will keep the Company current with industry standards. The Company will seek to sublease the unneeded channels to third parties, although there can be no assurance it will be able to do so.

  The Company believes the enhanced digital data streams to be provided by the DC II and continued development of "store and forward" technology will allow the Company to deliver specific programming to targeted cable audiences, although there can be no assurance that it will be able to do so. Additionally, by positioning itself as a provider of DC II programming, the Company believes it will be able to take advantage of such emerging digital technologies as store and forward, fiber-to-the-home (FTTH) architecture and providing program content for cable subscribers using cable modems and interactive digital set-top converters.

COMPETITION

  National Media and Guthy-Renker, two large producers of infomercials, have entered into agreements for the distribution of infomercials, primarily produced by them, to cable households. In the case of National Media, such distribution is in the form of the bulk purchase of limited dayparts from the owner of a national cable network. National Media and Positive Response, a significant customer of the Company, have recently merged. The Company does not believe that this merger will have an adverse effect on its business, although no assurance can be given. See "Risk Factors--Industry Concentration." Guthy-Renker's distribution is achieved through an agreement with two MSOs which grant certain carriage privileges with respect to overnight time. Guthy-Renker has announced its intention to distribute infomercial programming 24 hours a day. Guthy-Renker accounted for approximately 4% of the Company's net revenues in fiscal 1996, although it has not distributed long-form paid programming through the Access Network since November 1995. Jones Intercable and Cox Communications, two large MSOs, have established, through a joint venture, a 24-hour infomercial channel distributed largely to their own cable affiliates which presently has more limited distribution than that of the Access Network and requires a dedicated channel. Paxson Communications initiated efforts to build a 24-hour infomercial cable channel but has ceased further development of it. However, Paxson Communications has created a network of owned and affiliated UHF stations which it programs largely with infomercials and which, in some cases, must be carried by local cable systems under federal law. The Company believes that this programming is currently available to 14 million cable households. The Company is also aware of at least 30 cable television networks, many of which have a substantial number of subscribers, that distribute infomercial programming. Many of these companies are larger and have greater resources than the Company.

  The Company believes that its strategy and operations differ in important respects from those of its existing competitors. The Access Network was founded as a vehicle through which MSOs could share in the economic benefits of efficient distribution of long-form advertising to cable households. The Company believes that its primary potential competitors for aggregating remnant time, either because they are producers of infomercial content who stand to benefit from lower media rates or, because they choose not share revenues with the MSOs, have interests which are not as strictly aligned with those of the MSOs or the cable industry and that this commonality of interest between the Company and the cable industry may assist the Company in developing the Access Network.

GOVERNMENT REGULATION

  On February 8, 1996, the President signed into law the Telecommunications Act of 1996 ("1996 Telecom Act"). This new law alters federal, state and local laws and regulations regarding telecommunications and cable television service providers. The 1996 Telecom Act eases certain aspects of cable television rate regulation, which may give cable operators more flexibility to add new channels and invest in additional programming. In addition, the 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the telephone company-cable company cross-ownership ban. This will allow local exchange carriers ("LECs"), including the Bell Operating Companies, to compete with cable operators both inside and outside their telephone service areas. LEC owned programming services may provide additional outlets for the Company's infomercial programming, although competition for the provision of video service could reduce the subscriber base of traditional cable systems and thereby adversely affect the Company.

  The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable television) notwithstanding the Public Utilities Holding Company Act. It is anticipated that large utility holding companies will become significant competitors to both cable television and other telecommunications providers. Such competition could potentially provide additional outlets for the Company's business with regard to traditional cable systems.

  The 1992 Cable Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station or to attempt to negotiate for payments from the cable operator for "retransmission consent" to carry the station. A cable system generally is required to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. Local non-commercial television stations are also given mandatory carriage rights. The constitutionality of the must carry requirements has been challenged and is awaiting a decision from the U.S. Supreme Court. Such requirements could limit channel capacity otherwise available for the Company's programming. The Company, however, may be able to provide programming to fill remnant time on "must carry" channels, when the originating broadcast stations go off the air.

  The 1984 Cable Act and 1992 Cable Act permit franchise authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act and 1992 Cable Act also require a cable system with 36 or more channels to designate a portion of its channel capacity (up to 15% in some cases) for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator. The FCC has adopted rules regulating the terms, conditions and maximum reasonable rate a cable operator may charge for commercial use of the designated channel capacity. Such rules are currently under reconsideration by the FCC. Proposed revisions could reduce rates significantly and make "leased access" a more attractive option for third party programmers, thus reducing some or all of the time available for the Company's infomercial programming. The proposed rules currently under consideration by the FCC would be particularly attractive to home shopping and other infomercial providers, including part-time providers of such programming, which could lead to a substantial increase in competition to the Company, although the Company could benefit from reduced leased access rates by itself gaining access to an expanded number of cable systems.

  Pursuant to the 1992 Cable Act, the FCC adopted rules prescribing limits on the number of channels that can be occupied on a cable system by a video programmer in which the cable operator has an attributable interest. Specifically, a cable system cannot devote more than 40% of its activated channels to affiliated program services, meaning a national program service in which there is a common ownership of 5% or more with the cable system. Local and regional program services are not subject to these limitations, nor are cable systems with more than 75 activated channels. Such limitations could limit carriage of the Company's programming if a cable operator obtains an ownership interest of 5% or more in the Company, and if the Company's infomercial programming is held to be subject to these limitations.

  The 1992 Cable Act also precludes video programmers affiliated with cable companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multi-channel video distributors. This provision limits the ability of cable program suppliers affiliated with cable companies to offer exclusive programming arrangements to cable companies. The 1992 Cable Act also provides protections to programmers from cable operators demanding a financial interest in, or exclusive distribution of, a programming service or otherwise unfairly restraining a programmer's ability to compete.

FACILITIES

  The Company currently leases a 6,000 square foot office located in Irvine, California. The Company anticipates that this leased space will be adequate for its operations for the foreseeable future. The Company's current annual lease payments are approximately $81,000.

EMPLOYEES

  As of September 1, 1996, the Company had a total of 20 employees, of which 6 were employed in executive capacities, 4 were employed in sales and marketing and 10 were employed in technical capacities. The Company's future success is dependent on its ability to attract and retain key employees, of which there can be no assurance. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good. See "Risk Factors--Dependence on Key Personnel."

LEGAL PROCEEDINGS

  The Company is not a party to any legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

NAME                     AGE                      POSITION
- ----                     ---                      --------
William R. Cullen.......  55 Chairman of the Board of Directors and
                             Chief Executive Officer
William H. Bernard......  40 President and Director
Jeri Lee Amstutz........  40 Vice President of Affiliate Sales and Marketing
Roger Monaco............  47 Vice President of Finance, Chief Financial Officer,
                             Secretary and Treasurer
Mark R. Russo...........  37 Vice President of Engineering
George H. Henry.........  42 Director
William H. Ingram.......  55 Director
Nimrod J. Kovacs........  46 Director
Earl A. Samson III......  38 Director
Frederick G.P. Thorne...  60 Director

  WILLIAM R. CULLEN joined the Company in May 1994 as Chairman of the Board of Directors and Chief Executive Officer. Previously, Mr. Cullen was President and Chief Executive Officer of the California News Channel, a unit of Cox Cable Communications, Inc., from 1991 until he joined the Company. From 1983 to 1991, Mr. Cullen held various management positions in the cable operations of United Artists and its predecessor, United Cable. During that period, he had responsibility for one of United Artists' largest cable television divisions. He has held various leadership roles in cable television industry organizations including: Chairman, California Cable Television Association (1990-1992); President, Southern California Cable Television Association (1984-1986); Chairman, AdLink, Inc. (1988-1992); and a member of the Board of Trustees of the Walter Kaitz Foundation since 1991. Among various honors, Mr. Cullen was recognized as Marketing Executive of the Year by Cable T.V. Business Magazine in 1991.

  WILLIAM H. BERNARD, the founder of the Company, has served as President and a director since the Company's formation in January 1993 and served as Chief Executive Officer from January 1993 to May 1994. Mr. Bernard has been involved in the cable television and advertising businesses since 1978. Prior to forming the Company, he served as a consultant for Kabel Rep, an advertising supported channel in Europe, with primary responsibility for establishing an advertising supported national cable television channel. From May 1989 to December 1991, Mr. Bernard was the Director of Advertising Sales for United Artists. Prior thereto, Mr. Bernard created and managed United Cable Advertising, a subsidiary of United Cable that ran local advertising sales operations nationwide for 26 cable television systems. Prior to joining United Cable in 1985, Mr. Bernard held three other positions in an advertising sales capacity, including the creation of his own advertising sales consulting firm.

  JERI LEE AMSTUTZ joined the Company as Vice President of Affiliate Sales and Marketing in September 1995. Prior to joining the Company, Ms. Amstutz was Vice President, Sales and Affiliate Marketing for Digital Music Express, a music programming service, since 1990. From 1988 to 1989, Ms. Amstutz was Director of National Accounts for Cable Value Network, a home shopping network.

  ROGER T. MONACO joined the Company as Vice President of Finance and Chief Financial Officer in April 1996 and was elected Secretary and Treasurer in May 1996. Mr. Monaco has been involved in the cable television industry since 1983. He served as Vice President, Financial Planning and Analysis of the Times Mirror Company's consumer media division from February 1995 until he joined the Company, and as Vice President, Corporate Planning and Financial Analysis for the Times Mirror Company's cable television division from January 1983 to February 1995. Mr. Monaco is a certified public accountant.

  MARK R. RUSSO has served as Vice President of Engineering since joining the Company in March 1994. From January 1993 to March 1994, Mr. Russo was the Regional Advertising Engineer for TCI Cable Advertising/Cable AdNet, where he was responsible for all design, purchasing, installation and maintenance for its engineering, traffic and MIS departments. From December 1991 to January 1993, he was an Area Engineer for TCI West, responsible for all engineering activities for its advertising sales departments in Southern California. From May 1989 to December 1991, he was the District Engineer for United Artists in Los Angeles. From August 1988 to May 1989, he was a Systems Engineer for United Cable Advertising, a subsidiary company of United Cable Television. From February 1986 to July 1988, he was a Broadcast Engineer for the CBS Network in Los Angeles. Mr. Russo has a degree in Telecommunications Engineering and holds numerous engineering and technical certifications related to his field.

  GEORGE H. HENRY became a director of the Company in March 1994. Mr. Henry has been a Managing Director of G. Howard Associates, Inc. ("GHA"), a private investment firm, since 1986. Prior to joining that firm, Mr. Henry spent six years with the predecessor of Schroder Wertheim & Co. Incorporated, an investment banking firm, where he was a Vice President in the Corporate Finance Department from 1983. Mr. Henry has been a director of several publicly held companies and is currently a director of Biovail Corporation International, a pharmaceutical company, and PhoneTel Technologies, Inc., a telecommunications company. Mr. Henry is also a trustee of Mitchell College.

  WILLIAM H. INGRAM became a director of the Company in March 1995. Since 1973, Mr. Ingram has been the President and Chief Executive Officer of Sutton Capital, an investment company, having overall responsibility for all of Sutton's activities, including evaluating financing and the securing of debt and equity for proposed projects. From 1971 to 1973, Mr. Ingram was in charge of the Corporate Finance Department of Lombard, Nelson & McKenna, Inc., a member of the New York Stock Exchange. Prior to that time, he was a certified public accountant with Touche Ross & Co. Mr. Ingram serves on the Board of Directors of Horizon Cellular Telephone Company, L.P.

  NIMROD J. KOVACS has served as a director of the Company since its formation in January 1993 and as Chairman of the Board of Directors from September 1993 to May 1994. Mr. Kovacs has been president of the Eastern Europe Electronics Distribution and Global Programming Group of United International Holdings, Inc. ("UIHI") since April 1996. Prior to that time he served as Senior Vice President Central/Eastern Europe and was responsible for development and management of UIHI investments in Hungary and the Czech Republic and the development opportunities in Romania and Bulgaria. Mr. Kovacs had served in this capacity since joining UIHI in March 1991. From October 1989 until joining UIHI, Mr. Kovacs was president of NJK International, a multi-channel television consulting firm. He was Vice President-Marketing of United Cable from 1985 until its merger with United Artists in May 1989 and was employed by United Artists until October 1989. At United Cable, Mr. Kovacs helped develop The Discovery Channel, The Discovery Channel Europe, The Movietime Channel, Think Entertainment, Republic Pictures, Preview Guide, Bravo U.K. and several shopping channel investments.

  EARL A. SAMSON III became a director of the Company in July 1994. Since 1987, Mr. Samson has been President and is a founder of Compton Capital Partners, Inc., an investment firm in New York City. Prior to 1987, he was involved in the banking industry, first in the Corporate and International Divisions of Chase Manhattan Bank, N.A. (from 1980 to 1985), and then as a Vice President in the Private Banking and Investment Division of Citibank, N.A. (from 1985 to 1987). Mr. Samson is Chairman of the Board of Trustees of the Darrow School in New Lebanon, New York. He is a director of Mobex Communications, Inc., a radio communications company. Mr. Samson is a former member of The Board of Trustees of the Mount Lebanon Heritage Foundation and The Mount Lebanon Shaker Village as well as a former director of Magnetic Resonance Corporation.

  FREDERICK G.P. THORNE became a director of the Company in April 1996. Mr. Thorne founded Harbor Capital Management Company, Inc. in 1979, and currently serves as its Chairman of the Board, Chief Investment Officer and Managing Director. Mr. Thorne serves as Trustee and Member of the Investment Committee of Bowdoin College, Trustee of the Massachusetts Eye & Ear Infirmary, Director and Treasurer of the World Peace

Foundation, Trustee of Northeast Health Systems, Inc. and Trustee of the Boston Security Analysts Society, Inc. and is a member of the Boston Economic Club.

COMPENSATION OF DIRECTORS

  To date, the non-employee directors of the Company have not received cash compensation for serving as directors. The current non-employee directors of the Company have been granted options to purchase an aggregate of 47,630 shares of Common Stock at an average exercise price of $6.82-$8.40. See "-- Non-Employee Director Stock Options."

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation. The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the other executive officers of the Company who earned in excess of $100,000 during the fiscal year ended March 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                   ANNUAL          LONG TERM
                                                COMPENSATION      COMPENSATION
                                              ----------------    ------------
                                                                   SECURITIES
                                                                   UNDERLYING
NAME AND PRINCIPAL POSITION                    SALARY   BONUS     OPTIONS/SARS
- ---------------------------                   -------- -------    ------------
William R. Cullen............................ $300,000 $25,000(1)    61,919
 Chairman of the Board and Chief Executive
 Officer
William H. Bernard........................... $180,000 $25,000(1)    28,578
 President
Mark R. Russo................................ $103,500 $ 8,438        4,763
 Vice President of Engineering

- --------
(1) Represents a bonus earned in fiscal 1995 but paid in fiscal 1996.

 Employment Agreements

  Each of Messrs. Cullen and Bernard are parties to a two-year employment agreement with the Company that commenced on April 1, 1995. Under Mr. Cullen's agreement, he was paid an annual base salary of $300,000 during the first year of the agreement and is currently paid $330,000 per year. The Company has the option to extend Mr. Cullen's agreement for up to two additional years, with the base salary increasing to $360,000 for the third year and $390,000 for the fourth year. Under Mr. Bernard's agreement, he was paid an annual base salary of $180,000 during the first year and is currently paid $200,000 per year. The Company has the option to extend Mr. Bernard's agreement for up to two additional years, with a base salary of $220,000 and $240,000 during the third and fourth years, respectively. The Board of Directors may defer annual increases in Mr. Cullen's and Mr. Bernard's base salary for up to one year based upon the Company's financial condition at the time of the scheduled increase. Upon a "change of control" of the Company, Messrs. Cullen and Bernard are each entitled to a severance payment equal to 24 months of the scheduled base salary if his employment is terminated or if he elects not to continue employment following the "change of control." For purposes of the agreements, "change of control" means a merger or consolidation of the Company or the sale of all or substantially all of its assets or another transaction in which more than 50% of the Company's outstanding stock is exchanged for securities, cash or other property of another corporation or business entity. Each of Messrs. Cullen and Bernard are subject to a non-competition provision under his agreement for two years following the term of the agreement.

  Messrs. Cullen, Bernard, Russo, Monaco and Tyler (the Company's Controller) are entitled to participate in the Company's Annual Bonus Plan (the "Bonus Plan"). The Bonus Plan is administered by the Compensation

Committee and provides for incentive awards based upon the Company obtaining specified performance targets as well as the participant's contributions to the Company.

  Options Grants. The following table sets forth certain summary information concerning individual grants of stock options made during the fiscal year ended March 31, 1996 to each of the Company's executive officers named in the Summary Compensation Table.

               OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 1996

                                                                            POTENTIAL
                                                                        REALIZABLE VALUE
                                                                           AT ASSUMED
                                                                         ANNUAL RATES OF
                                                                           STOCK PRICE
                                                                        APPRECIATION FOR
                                                                         OPTION TERM(2)
                                                                        -----------------
                                    % OF TOTAL
                         NUMBER OF   OPTIONS
                           SHARES   GRANTED TO EXERCISE
                         UNDERLYING EMPLOYEES   OR BASE
                          OPTIONS   IN FISCAL  PRICE PER   EXPIRATION
NAME                      GRANTED      1996    SHARE(1)       DATE         5%      10%
- ----                     ---------- ---------- --------- -------------- -------- --------
William R. Cullen.......   61,919     56.5%      $8.40   April 28, 2005 $286,759 $706,298
William H. Bernard......   28,578     26.1%      $8.40   April 28, 2005 $132,350 $325,984
Mark R. Russo...........    4,763      4.3%      $8.40   April 28, 2005 $ 22,058 $ 54,331

- --------
(1) The exercise price per share of all options granted equaled the fair market value per share of Common Stock on the date of grant. Each option becomes exercisable as to 50% of the shares on the first anniversary of the date of grant and as to the remaining 50% of the shares in equal monthly installments over the second year period.

(2) These amounts represent assumed rates of appreciation in the price of the Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

 Option Holdings. The following table sets forth at March 31, 1996 the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table:

                       AGGREGATED YEAR END OPTION VALUES

                                 NUMBER OF SHARES        VALUE OF UNEXERCISED
                              SUBJECT TO UNEXERCISED     IN-THE-MONEY OPTIONS
                                OPTIONS AT YEAR END         AT YEAR END(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                         ----------- ------------- ----------- -------------
William R. Cullen...........   26,196       92,879       $           $
William H. Bernard..........   11,411       40,982       $           $
Mark R. Russo...............    2,282        7,244       $           $

- --------
(1) The dollar values have been calculated by determining the difference between the fair market value of the Common Stock underlying the options at March 31, 1996 and the exercise prices of the options. Solely for purposes of determining the value of options at March 31, 1996, the Company has assumed that the fair market value of the Common Stock
    issuable upon exercise of option was $   per share, the assumed initial
    public offering price, since the Common Stock was not traded in an established market prior to this offering.

 Equity Incentive Plan

  The Company has adopted the Access TV Equity Incentive Plan (the "Equity Incentive Plan"). The Equity Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and stock units. Under the Equity Incentive Plan the maximum number and kind of shares as to which options, stock appreciation rights, restricted stock or stock units may be granted (subject to adjustment in certain events), is 285,780 shares of Common Stock. Upon the expiration, termination or cancellation (in whole or in part) of unexercised non-qualified or incentive stock options, the shares of Common Stock subject thereto will again be available for issuance under the Equity Incentive Plan; however, shares of Common Stock covered by an option, or portion thereof, that are surrendered upon exercise of a stock appreciation right, and shares of restricted stock that are subsequently forfeited, will thereafter be unavailable for issuance under the Equity Incentive Plan. Upon any change in control of the Company (as defined in the Equity Incentive Plan), vesting of all awards under the plan will be accelerated.

  Equity Incentive Plan participation is limited to employees or consultants of the Company who are responsible for the Company's growth and profitability. Directors who are not employees or consultants are not eligible. The Equity Incentive Plan is administered by the Company's Compensation Committee, which currently consists of Messrs. Henry, Samson and Kovacs, none of whom is eligible to participate in the Equity Incentive Plan.

  Options, stock appreciation rights, restricted stock and stock units may be granted by the Compensation Committee to eligible employees and consultants in such number and at such times during the term of the Equity Incentive Plan as the Compensation Committee shall determine. In granting options, stock appreciation rights, restricted stock and stock units, the Compensation Committee will take into account such factors as it may deem relevant in order to accomplish the Equity Incentive Plan's purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees and consultants and their present and potential contributions to the Company's success.

  As of the date hereof, the Compensation Committee has granted incentive options ("Incentive Options") to purchase a total of 118,772 shares of Common Stock at $6.82 to $8.40 per share and non-qualified options to purchase an aggregate of 86,036 shares of Common Stock at $6.82 to $8.40 per share (the "Non-Qualified Options"). Incentive Options have been granted to the following employees and consultants of the Company on the date and with respect to the number of shares of Common Stock listed after each person's name: William R. Cullen, May 9, 1994, 57,156 shares at $6.82 per share, and April 28, 1995, 61,919 shares at $8.40 per share; William H. Bernard, April 1, 1994, 23,815 shares at $6.82 per share, and April 28, 1995, 28,578 shares at $8.40 per share; Mark Russo, April 1, 1994, 4,763 shares at $6.82 per share, and April 28, 1995, 4,763 shares at $8.40 per share; the Company's Vice President for Marketing, Jeri Amstutz, September 12, 1995, 7,144 shares at $8.40 per share; the Company's Chief Financial Officer, Roger Monaco, April 1, 1996, 9,526 shares at $8.40 per share; and the Company's Controller, Tim Tyler, April 28, 1995, 7,144 shares at $8.40 per share. Generally, the Incentive Options are exercisable with respect to 25% of the shares covered thereby after the first anniversary of the effective date of grant and with respect to the remaining 75% in equal monthly increments over the three-year period thereafter. The Non-Qualified Options become exercisable in two equal installments upon the first and second anniversary of the dates of grant.

 NON-EMPLOYEE DIRECTOR STOCK OPTIONS

 Non-Employee Director Stock Option Plan. The Company adopted the Access TV Stock Option Plan for Non-Employee Directors (the "Director Plan") to provide for an automatic grant of an option (a "Director's Option") to acquire 9,526 shares of Common Stock to each member of the Board of Directors who is not also an employee of the Company (a "non-employee director"). A total of 28,578 shares are available under the Director Plan. A Director's Option to purchase 9,526 shares was granted to each of Messrs. Henry, Kovacs and Moses (a former director), the non-employee directors of the Company at the time the Director Plan was adopted, at an exercise price of $6.82 per share. The Director's Options are exercisable with respect to 25% of the shares covered thereby after the first anniversary of the effective date of grant and with respect to the remaining 75% in equal monthly increments over the three-year period thereafter. Exercisability will be accelerated upon a change of control of the Company as defined in the Director Plan.

 Non Plan Director Options. Each of Messrs. Masters (a former director), Ingram, Samson and Thorne was granted an option to purchase 9,526 shares of Common Stock at an exercise price per share of $6.82, $8.40,

$6.82 and $8.40, respectively, effective April 1994, February 1995, April 1994 and May 1996, respectively. These options are exercisable with respect to 25% of the shares covered thereby after the first anniversary of the effective date of grant and with respect to the remaining 75% in equal monthly increments over the three-year period thereafter. Exercisability will be accelerated upon a change of control of the Company as defined in the Director Plan.

 Stock Bonus Plan

  In April 1996, the Company adopted a Stock Bonus Plan providing for the grant of shares of Common Stock to non-executive employees as bonuses and as performance incentives in recognition of loyal and exemplary service. The plan is administered by the Chief Executive Officer of the Company, or by such other officer as the Board of Directors may designate. A total of 9,526 shares are available for issuance under the plan. If the recipient of shares under the Stock Bonus Plan proposes to sell such shares within one year of the date of grant of the shares under the plan, the shares must first be re-offered to the Company at fair market value before the recipient can sell such shares. To date, an aggregate of 3,049 shares have been issued to 13 employees under the Stock Bonus Plan.

INDEBTEDNESS OF MANAGEMENT

  William R. Cullen, the Company's Chairman of the Board and Chief Executive Officer, is indebted to the Company in the amount of approximately $83,300. Such indebtedness bears interest at rates ranging from 4.0% to 7.2% annually and was incurred to fund Mr. Cullen's purchase of certain securities of the Company. See "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee currently consists of George H. Henry, Nimrod J. Kovacs and Earl A. Samson III. Each of Messrs. Henry, Kovacs and Samson has received options to purchase 9,526 shares of Common Stock. See "--Non-Employee Director Stock Options."

  Each of Messrs. Henry and Samson, or entities with which they are affiliated, received compensation in connection with the Company's private placements of equity securities. See "Certain Transactions."

                             CERTAIN TRANSACTIONS

  See "Management--Compensation Committee Interlocks and Insider
Participation."

  In February and March 1993, the Company issued an aggregate of 407,192 shares of Common Stock to its founders, including Messrs. Bernard, Henry, Kovacs and Moses, for nominal consideration and, at this time, conducted a private offering to its existing stockholders and other investors of an aggregate of 440,241 shares of Common Stock at $0.64 per share. The offering raised $123,940 of net proceeds. The purpose of the offering was to provide the necessary working capital to begin negotiations with the leading cable television operators.

  In November and December 1993, the Company sold an aggregate of 378,326 shares of Common Stock at a purchase price of $1.36 per share, of which 143,587 shares were purchased by the Company's officers, directors and 5% stockholders.

  On February 7, 1994, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation, pursuant to which the Company was recapitalized. Each outstanding share of Common Stock was converted into
52.96 shares of Common Stock and .04321 shares of Series A Convertible Preferred Stock. A total of 1,000 shares of Series A Convertible Preferred Stock was issued in the recapitalization. Each share of Series A Convertible Preferred Stock was initially automatically convertible into 286 shares of Common Stock upon the Company's obtainment of certain financial thresholds on or before March 31, 1998. As a result of negotiations with the holders of the Series A Convertible Preferred Stock, subject to stockholder approval, all of the Series A Convertible Preferred Stock will be converted into 142,890 shares of Common Stock upon consummation of this offering. See "Description of Capital Stock--Preferred Stock."

  Immediately following the recapitalization of the Company, the Company sold 204,333 shares of Common Stock, at a purchase price of $1.36 per share, to Access Partners, an affiliate of Spencer Trask Securities

Incorporated, a former placement agent for a proposed offering of the Company's securities. A 360-day promissory note in the amount of $128,850 (the "Access Partners' Note") was delivered in payment of a portion of the purchase price and the balance was paid in cash. The Access Partners' Note bears interest at 3.96% per annum and was initially due February 28, 1995. The Company has granted Access Partners "piggyback" registration rights to include all of Access Partners' shares of Common Stock in any registration statement filed by the Company to register its securities under the Securities Act. An underwriter in any such offering, however, may limit the number of Access Partners' shares in such registration. See "Description of Capital Stock-- Registration Rights." George Henry, a director and principal stockholder of the Company, was paid a $7,500 fee in connection with this sale of stock.

  On April 8, 1994, Access Partners sold 86,389, 86,389 and 7,740 of its shares to Messrs. Henry, Moses and Bernard, respectively, for an aggregate of $150,000 in cash and their assumption of $58,445, $58,445 and $11,960, respectively, principal amount of the Access Partners' Note. Effective May 1, 1994, Mr. Cullen purchased 13,375, 10,003 and 7,739 of the shares of Common Stock acquired by Messrs. Moses, Henry and Bernard, respectively, from Access Partners in exchange for his assumption of $20,667, $15,452 and $11,960 of their respective obligations they had assumed under the Access Partners' Note. At the same time, Mr. Cullen purchased 3,637 and 3,340 shares of Common Stock from Messrs. Moulton and Masters in exchange for the payments of $5,727.30 and $5,272.65, respectively. As a result of these transactions, Messrs. Cullen and Moses owe the Company $48,079 and $37,778, respectively, plus accrued interest in respect of the Access Partners' Note. The maturity date of these notes has been extended to February 28, 1997.

  In March, April and May 1994, the Company sold an aggregate of 118,789 shares of Common Stock at a purchase price of $5.25 per share. The persons and entities who purchased shares of Common Stock in such placement have been granted registration rights. GHA acted as placement agent in the transaction, and the Company paid GHA and its dealers fees and commissions of $51,850 and granted certain dealers of GHA warrants to purchase an aggregate of 4,954 shares of Common Stock at $5.25 per share. George Henry, a director and principal stockholder of the Company, is a managing director of GHA. See "Management" and "Principal Stockholders."

  From April through early November 1994, the Company sold an aggregate of 502,496 shares of Common Stock at $6.82 per share. The persons and entities who purchased shares of Common Stock in such placement have been granted registration rights. Axiom Partners Inc. ("Axiom") acted as placement agent in the transaction, and the Company paid Axiom and its dealers fees and commissions of $342,875 and granted them warrants to purchase an aggregate of 50,250 shares of Common Stock at $6.82 per share. William Moses, a former director and principal stockholder of the Company, was a managing director of Axiom at the time of the placement. See "Principal Stockholders."

  In January and February 1995, the Company consummated a rights offering to its then existing stockholders (the "Rights Offering"). Under the terms of the Rights Offering, each stockholder was offered the right to acquire 0.095 shares of Common Stock at a price of $2.10 per whole share for each 0.191 shares of Common Stock held by such stockholder. These purchase rights were transferable among existing stockholders. The Company sold a total of 1,025,342 shares of Common Stock in the Rights Offering for aggregate cash consideration of approximately $2,200,000. No commissions were paid in connection with the Rights Offering. In connection with the Rights Offering, the Company loaned William R. Cullen, the Company's Chairman and Chief Executive Officer, $30,000 to fund his exercise of rights to acquire 14,289 shares of Common Stock. The loan bears interest at the rate of 7.19% per annum and is payable in three equal annual installments of principal and accrued interest commencing January 20, 1997.

  From late November 1994 through February 1995, the Company sold 124,870 shares of Common Stock at a price of $8.40 per share and, for each 1.91 shares acquired in such private placement, the right to acquire .095 shares of Common Stock at $2.10 per share. In total, the Company sold 187,303 shares. Axiom acted as placement agent in the transaction, and the Company paid Axiom and its dealers, including Prima Partners, L.P. and Prima Management Corp., fees and commissions of $104,867 and granted them warrants to purchase an aggregate of 12,487 shares of Common Stock at $8.40 per share. Earl Samson, a director of the Company, is an officer of Prima Management Corp. Prima Management Corp. and Prima Partners, L.P. are principal stockholders of the Company. See "Management" and "Principal Stockholders."

  From October 1995 through March 1996, the Company sold an aggregate of 385,803 units, each unit consisting of one share of Common Stock and a warrant to purchase one share of Common Stock at $6.30 per share, for a purchase price of $6.30 per unit. The persons and entities who purchased units in such placement have been granted registration rights. Hanifen, Imhoff Inc. ("Hanifen") acted as placement agent in the transaction, and the Company paid Hanifen and various placement agents fees and commissions of $116,831 and granted them warrants to purchase an aggregate of 6,248 shares of Common Stock at $6.30 per share. Prima Management Corp. and Prima Partners, L.P., principal stockholders of the Company, collectively, and Mr. Henry each received 6,430 shares of Common Stock and warrants to purchase 6,430 shares of Common Stock at a purchase price of $6.30 per share in connection with this private placement. Earl Samson III, a director of the Company, is an officer of Prima Management Corp. See "Management" and "Principal Stockholders."

  In fiscal 1996, the Company loaned Mr. Cullen $5,273 to fund the purchase of shares of Common Stock from Mr. Masters, a former director. This loan bears interest at 7.19% per annum and is due January 20, 1997.

  In September 1996, the Company entered into a $1,000,000 revolving credit facility with certain of its stockholders, directors and executive officers. Loans under this facility bear interest at 9% per annum and are due on the earlier of December 12, 1996 or the closing of this offering. Borrowings under this facility will be used for working capital purposes. At September 12, 1996, no amounts were outstanding under this facility. In connection with this facility, the Company issued to the lenders warrants to purchase an aggregate of 200,000 shares of Common Stock at a per share exercise price equal to the initial public offering price set forth on the cover page of this Prospectus and agreed to pay the lenders fees aggregating $65,000. The Company intends to use a portion of the net proceeds from this offering to repay all amounts outstanding under this facility. G. Howard Associates, Inc., a stockholder of the Company of which George Henry, a director of the Company, is a Managing Director, and Mr. Monaco, Mr. Ingram, Mr. Thorne, Mr. Tim Tyler, Mr. Bernard, Mr. Cullen and Ms. Jeri Lee Amstutz committed to loan $590,000, $250,000, $50,000, $50,000, $30,000, $10,000, $10,000 and $10,000, respectively, received warrants to purchase 118,000 shares, 50,000 shares, 10,000 shares, 10,000 shares, 6,000 shares, 2,000 shares, 2,000 shares and 2,000 shares, respectively, of Common Stock and will receive fees of $38,350, $16,250, $3,250, $3,250, $1,950, $650, $650 and $650, respectively. See "Use of
Proceeds."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 12, 1996 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers of the Company named in the Summary Compensation Table and
(iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names, subject to community property laws where applicable.

                                                                  PERCENT OF
                                                                   OWNERSHIP
                                                               -----------------
                                           NUMBER OF SHARES    PRIOR TO  AFTER
NAME                                     BENEFICIALLY OWNED(1) OFFERING OFFERING
- ----                                     --------------------- -------- --------
Prima Partners, L.P. (2)...............          468,643         12.2%        %
William D. Moses, Jr. (3)..............          317,123          8.3%        %
William H. Bernard (4).................          307,192          8.0%        %
William R. Cullen (5)..................          131,776          3.3%        %
George H. Henry (6)....................          417,910         10.9%        %
William H. Ingram (7)..................          160,095          4.2%        %
Nimrod J. Kovacs (8)...................           33,449            *        *
Earl A. Samson III (9).................          468,643         12.2%        %
Frederick G.P. Thorne (10).............           35,722            *        *
Mark R. Russo (11).....................            6,053            *        *
All directors and executive officers as
a group (10 persons) (12)..............        1,562,626         40.6%        %

- --------
 * Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") which attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2) Includes (i) 5,755 shares of Common Stock issuable upon the exercise of options held by Prima Partners, L.P. and its affiliate, Prima Management Corp. (collectively, "Prima"), that are exercisable within 60 days of September 12, 1996 and (ii) 38,763 shares of Common Stock issuable upon exercise of warrants held by Prima. The address of Prima Partners, L.P. and Prima Management Corp. is 115 East 69th Street, New York, New York 10021.

(3) Includes 5,755 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of September 12, 1996. The address of Mr. Moses is 1330 Foothill Road, Ojai, CA 93023.

(4) Includes 33,440 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of September 12, 1996. Mr. Bernard's address is c/o the Company, 2600 Michelson Drive, Irvine, CA 92715.

(5) Includes 74,620 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of September 12, 1996.

(6) Includes (i) 5,755 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of September 12, 1996 and (ii) 54,688 shares of Common Stock issuable upon the exercise of warrants held by GHA. Mr. Henry is a Managing Director of GHA. Mr. Henry's address is c/o G. Howard Associates, Inc., 1725 York Avenue, New York, New York 10120. See "Management."

(7) Includes (i) 3,771 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of September 12, 1996 and (ii) 5,877 shares of Common Stock issuable upon the exercise of warrants.

(8) Includes (i) 5,755 shares of Common Stock issuable upon the exercise of options held by that are exercisable within 60 days of September 12, 1996 and (ii) 3,572 shares of Common Stock issuable upon the exercise of warrants.

(9) Consists of shares of Common Stock beneficially owned by Prima (see note 2 above). Mr. Samson, a director of the Company, is an officer of Prima Management Corp., the general partner of Prima Partners, L.P., and may be deemed to beneficially own the shares beneficially owned by Prima by reason of having investment and voting power with respect to such shares. Mr. Samson disclaims beneficial ownership of all the shares of Common Stock owned by Prima other than the shares attributable to his general and limited partnership interest therein. The address of Mr. Samson is c/o Prima Management Corp., 115 East 69th Street, New York, New York 10021.

(10) Includes 3,572 shares of Common Stock issuable upon the exercise of warrants.

(11) Consists of 6,053 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of September 12, 1996.

(12) Includes (i) 136,936 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of September 12, 1996, (ii) 116,473 shares of Common Stock issuable upon the exercise of warrants and
     (iii) 468,643 shares of Common Stock beneficially owned by Prima.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, $0.01 par value, and 4,000,000 shares of Preferred Stock, $0.01 par value. There are 3,683,595 shares of Common Stock outstanding, which are held of record by 152 stockholders, and 1,000 shares of Series A Convertible Preferred Stock outstanding. Upon the closing of this offering, and after
giving effect to the issuance of      shares of Common Stock offered by the
Company hereby and the automatic conversion of the Series A Convertible
Preferred Stock into 142,890 shares of Common Stock, there will be      shares
of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights, and, as a result, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election, and, in that event, the holders of the remaining shares will not be able to elect any directors. Subject to the rights and preferences of any preferred stock which may be issued, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, privileges and preferences of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock which the Company may designate and issue in the future.

  At present, there is no active trading market for the Common Stock. The Company intends to apply to have the Common Stock approved for quotation on The Nasdaq National Market under the symbol "ASTV". See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price."

PREFERRED STOCK

  The Series A Convertible Preferred Stock has no voting rights, dividend rights or preferences upon liquidation. Each share of Series A Convertible Preferred Stock initially was to convert into approximately 286 shares of Common Stock if, on or before March 31, 1998, the Company reported annual net income before taxes of $12,000,000 or the closing price of the Common Stock, as traded on a national securities exchange or quoted in an inter-dealer quotation system, was $41.99 or greater for twenty consecutive business days. If neither threshold had been met by March 31, 1998, the Series A Convertible Preferred Stock would have been cancelled. The conversion ratio of the Series A Convertible Preferred Stock was to be automatically adjusted to account for stock splits, stock dividends and certain other dilutive events. The conversion ratio was subsequently adjusted to provide that each share of Series A Convertible Preferred Stock will automatically convert into approximately 142,890 shares of Common Stock upon the consummation of this offering.

  The Board of Directors has the authority to issue 4,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences, and the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders of the Company. Following the consummation of this offering, preferred stock could be issued by the Board of Directors with voting and conversion rights that could adversely affect the voting power of the holders of the Common Stock. In addition, because the terms of the preferred stock may be fixed by the Board of Directors of the Company without stockholder action, the preferred stock could be issued quickly with terms calculated to defeat or delay a proposed takeover of the Company, or to make the removal of the management of the Company more difficult. Under certain circumstances, this would have the effect of decreasing the market price of the Common Stock. The Company has no present plans to issue any preferred stock. See "Risk Factors--Control by Certain Principal Stockholders; Effect of Certain Anti-Takeover Provisions."

WARRANTS

  In connection with certain of the Company's private offerings of Common Stock during fiscal 1994, 1995 and 1996, the Company issued a total of 472,601 warrants to purchase shares of Common Stock to certain placement agents and to stockholders. The exercise prices of the warrants ranges from $5.25 to $8.40 per share, subject to adjustment in defined circumstances. The warrants are exercisable at the earlier of an initial public offering, upon notice of any merger, consolidation or other defined transaction or January 1, 1999 for warrants issued during fiscal 1994 and 1995 and October 15, 1999 for warrants issued during fiscal 1996. The warrants terminate at the later of July 1, 1999 for warrants issued in fiscal 1994 and 1995 and October 15, 2000 for warrants issued in fiscal 1996, or the third anniversary of the closing of an initial public offering if closed prior to January 1, 1999 and October 15, 1999, respectively. In September 1996, the Company issued warrants to purchase 200,000 shares of Common Stock at a per share exercise price equal to the initial public offering price set forth on the cover page of this Prospectus. These warrants are exercisable on the earliest to occur of (i) September 12, 1997, (ii) 180 days following the closing of this offering or (iii) the business day preceding the consummation of a transaction constituting the sale of the Company. These warrants expire in September 2001. Warrantholders have demand and piggyback registration rights. See "Certain Transactions."

REGISTRATION RIGHTS

  Certain stockholders and warrantholders of the Company have been granted certain demand and/or piggyback registration rights with respect to the
registration of approximately    shares of Common Stock (the "Registrable
Securities") under the Securities Act. Beginning 180 days after consummation of this offering, upon the request of those stockholders holding a majority of the Registrable Securities, the Company is obligated on one occasion to prepare and file a registration statement under the Securities Act with respect to such Registrable Securities. In addition, if the Company proposes to register any of its securities under the Securities Act for its own account, the holders of the Registrable Securities may require the Company to include all or a portion of the Registrable Securities in the registration, provided, among other conditions, that the managing underwriter (if any) of such offering has the right, subject to certain conditions, to limit the number of Registrable Securities included in the registration. The Company will bear the expenses of the registration of the Registrable Securities, other than underwriting discounts and commissions. The rights of the holders of Registrable Securities to demand or participate in such registrations terminate with respect to each holder of Registrable Securities when such holder would be permitted to sell Registrable Securities pursuant to Rule 144 under the Securities Act. If the holders of Registrable Securities exercise their demand registration rights, such sales may have an adverse effect on the market price of the Common Stock. If the Company is required to include in a Company initiated registration Registrable Securities pursuant to the exercise of piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. The holders of the Representatives' Warrants have also been granted certain demand and piggyback registration rights. See "Risk Factors--Shares Eligible for Future Sale" and "Underwriting."

DELAWARE ANTI-TAKEOVER LAW

  Under Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder" was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or
(iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. The provision does not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of directors of the Company shall automatically be limited to the fullest extent provided by law. The Company's Certificate of Incorporation also contains provisions requiring the Company to indemnify its directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. The Company believes that these provisions in its Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT

  The Transfer Agent for the Common Stock is          .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise capital through a sale of its securities.

  Upon completion of this offering, the Company will have      shares of
Common Stock outstanding (     shares if the Underwriters' over-allotment
option is exercised in full). Of those shares, the      shares sold in this
offering (     shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction (except as to affiliates of the Company) or further registration under the Securities Act. The remaining 3,826,485 shares of Common Stock were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act ("Restricted Securities").

  In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Securities for at least two years, including the holding period of any prior owner except an affiliate of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on The Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned such shares for at least three years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

  Rule 144A under the Securities Act as currently in effect generally permits unlimited resales of certain Restricted Securities of any issuer provided that the purchaser is a qualified institution that owns and invests on a discretionary basis at least $100 million in securities (and in the case of a bank or savings and loan association, has a net worth of at least $25 million) or is a registered broker-dealer that owns and invests on a discretionary basis at least $10 million in securities. Rule 144A allows certain existing stockholders of the Company to sell their shares of Common Stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. There can be no assurance that the availability of such resale exemption will not have an adverse effect on the trading price of the Common Stock.

  The Company, its directors and executive officers and certain other stockholders have agreed not to offer to sell, sell or otherwise dispose of, any shares of Common Stock owned by them prior to the expiration of 180 days from the date of this Prospectus, except (i) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of outstanding options or warrants, or the grant of options to purchase shares of Common Stock under the Equity Incentive Plan and Stock Bonus Plan, and (ii) in the case of the directors and executive officers of the Company, for the exercise by such individuals of outstanding options. These individuals and entities
collectively hold     shares of Common Stock. Southcoast may, in its sole
discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Beginning 91 days after the date
hereof, approximately     shares of Common Stock will be eligible for sale in
the public market without registration, subject to certain volume and other limitations, pursuant to Rule 144 under the Securities Act and an additional shares of Common Stock will become eligible for sale pursuant to Rule 144 following the expiration of the 180 day lock-up period. All shares of Common Stock outstanding on the date of this Prospectus will be eligible for sale to certain qualified institutional buyers in accordance with Rule 144A under the
Securities Act, subject to lock-up agreements. In        ,
approximately     shares of Common Stock held by non-affiliates will be
eligible for sale in the public market without limitation under Rule 144(k) under the Securities Act. The Securities and Exchange Commission has proposed an amendment to Rule 144 under the Securities Act which, if adopted as
currently proposed, would permit the sale of such       shares of Common Stock
held by non-affiliates without restriction beginning 181 days after the date
of this Prospectus, rather than            . Additional shares, including
shares issuable upon exercise of options and warrants, will also become available for sale in the public market from time to time in the future.

  Certain of the Company's stockholders and warrantholders have the right to cause the Company to register their shares under the Securities Act and to include their shares in any future registration of securities effected by the Company under the Securities Act. If such holders, by exercising their demand registration rights, cause a large number of shares to be sold in the public market, such sales may have an adverse effect on the market price of the Common Stock. If the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Risk Factors--Shares Eligible for Future Sale" and "Description of Capital Stock--Registration Rights."

  The Company intends to file registration statements under the Securities Act registering the shares of Common Stock reserved for issuance under the Equity Incentive Plan, the Director Plan, the options granted to non-employee directors outside of plans and the Stock Bonus Plan. See "Management." These registration statements are expected to be filed soon after the closing of this offering and will become effective automatically upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company and/or lock-up agreements.

                                 UNDERWRITING

  The Underwriters named below, for whom Southcoast Capital Corporation and Ladenburg, Thalmann & Co. Inc. are acting as the representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), to purchase the respective number of shares of Common Stock set forth opposite their names below:

                                                                        NUMBER
   UNDERWRITERS                                                        OF SHARES
   ------------                                                        ---------
   Southcoast Capital Corporation.....................................
   Ladenburg, Thalmann & Co. Inc. ....................................
                                                                         ----
     Total............................................................
                                                                         ====

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock if any are taken.

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock offered hereby initially at the public offering price per share set forth on the cover page of this Prospectus and in part, through the Representatives, to certain other dealers at such price less
a concession not in excess of $    per share; that the Underwriters may allow,
and such dealers may reallow, a discount not in excess of $    per share on
sales to other dealers; and that after the initial public offering, the public offering price, concession and the discount selling terms may be changed by the Representatives. The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Company has granted the Underwriters an option, exercisable for 45 days
from the date of this Prospectus, to purchase up to an additional      shares
of Common Stock, at the initial public offering price less underwriting discounts. The Underwriters may exercise such option only for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Common Stock offered hereby. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase the same percentage of such additional shares as the number of other shares of Common Stock to be purchased by that Underwriter shown on the foregoing table bears to the total number of shares initially offered hereby.

  The Company has agreed to issue to the Representatives for nominal
consideration warrants to purchase from the Company up to      shares of
Common Stock at an exercise price per share equal to 120% of the offering price (the "Representatives' Warrants"). The Representatives' Warrants are exercisable for a period of four years beginning one year after the date of this offering. The Representatives' Warrants may not be transferred, sold, assigned or hypothecated for a period of one year commencing from the date of this offering, except that they may be transferred to successors of the holder and may be assigned in whole or in part to any person who is an officer, partner or employee of the holder or to any of the several Underwriters or members of the selling group and/or the officers, partners or employees thereof during such period, subject to compliance with applicable securities laws, and contain provisions for appropriate adjustments in the event of stock splits, stock dividends, combinations, reorganizations, recapitalizations and other customary anti-dilution provisions. The holders of shares of Common Stock issued upon exercise of the Representatives' Warrants will have certain rights to obtain the registration of those shares under the Securities Act. If the Company registers any shares of

Common Stock for its own account or for the account of other holders for a period of seven years commencing with the date of this offering, the holders of shares issued upon exercise of the Representatives' Warrants are entitled to include their shares of Common Stock in the registration, subject to, in the event of an underwritten offering, customary underwriters' cutbacks. The holders of the shares of Common Stock issued upon exercise of the Representatives' Warrants may also require the Company to register such shares, subject to certain timing limitations set forth in the Representatives' Warrants, on one occasion during the five year period commencing with the date of this offering. The Company will bear all fees, costs and expenses of such registrations (other than underwriting discounts and commissions), subject to certain limitations. To the extent that the Representatives realize any gain from the resale of shares underlying the Representatives' Warrants, such gain may be deemed additional underwriting compensation.

  The Company has granted the Representatives the right of first refusal to act as co-managing underwriters in connection with any future secondary public offerings involving the Company or any subsidiaries for a period of 24 months from the date of consummation of this offering.

  The Company, its directors and executive officers and certain other stockholders of the Company have agreed with the Underwriters, subject to limited exceptions, not to offer, sell, pledge, contract to sell, grant any other option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for, or warrants, rights or options to acquire, shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Southcoast. Southcoast may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in respect thereof.

  Prior to this offering, there has been no public trading market for the Common Stock. The Company intends to apply to have the Common Stock approved for quotation on The Nasdaq National Market under the symbol "ASTV."

  The initial public offering price will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the Company's results of operations, current financial condition, future prospects and earnings potential, the state of the markets for the Company's services, the experience of its management, the economics of the industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial offering price.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103. Attorneys at Fulbright & Jaworski L.L.P. beneficially own an aggregate of 17,861 shares of Common Stock. Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Underwriters by Shereff, Friedman, Hoffman & Goodman, LLP, 919 Third Avenue, New York, New York 10022.

                                    EXPERTS

  The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein and in the Registration Statement in reliance upon the authority of said firm as experts in giving said report.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1 relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto. Copies of the Registration Statement may be inspected by anyone without charge and may be obtained at prescribed rates at the Commission at the Public Reference Section of the Commission, maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a worldwide web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

 Report of Independent Public Accountants.................................. F-2
 Balance Sheets as of March 31, 1995 and 1996 and June 30, 1996 (Unau-
  dited)................................................................... F-3
 Statements of Operations For Each of the Three Years in the Period Ended
  March 31, 1996 and For the Three Month Periods Ended June 30, 1995 and
  1996 (Unaudited)......................................................... F-4
 Statements of Stockholders' Equity (deficit) For Each of the Three Years in the Period Ended March 31, 1996 and For the Three Month Period Ended
  June 30, 1996 (Unaudited)................................................ F-5
 Statements of Cash Flows For Each of the Three Years in the Period Ended
  March 31, 1996 and For the Three Month Periods Ended June 30, 1995 and
  1996 (Unaudited)......................................................... F-6
 Notes to Financial Statements............................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Access Television Network, Inc.:

  We have audited the accompanying balance sheets of ACCESS TELEVISION NETWORK, INC. (a Delaware corporation) as of March 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Access Television Network, Inc. as of March 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP
Orange County, California
May 1, 1996

                        ACCESS TELEVISION NETWORK, INC.
     BALANCE SHEETS--MARCH 31, 1995 AND 1996 AND JUNE 30, 1996 (UNAUDITED)

                                                                     JUNE 30,
                                           MARCH 31,    MARCH 31,      1996
                                             1995         1996      (UNAUDITED)
                                          -----------  -----------  -----------
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..............  $ 1,964,316  $ 1,462,479  $   769,413
 Accounts and other receivables.........       88,031       31,799       25,501
 Prepaid expenses.......................       62,923       16,012       23,408
                                          -----------  -----------  -----------
   Total current assets.................    2,115,270    1,510,290      818,322
                                          -----------  -----------  -----------
PROPERTY AND EQUIPMENT:
 Satellite transponder..................   10,660,148   10,660,148   10,660,148
 Machinery and equipment................    1,732,723    2,216,995    2,408,172
 Furniture, fixtures and computer
 equipment..............................       76,157      114,698      140,854
 Leasehold improvements.................       14,205       14,205       72,936
                                          -----------  -----------  -----------
                                           12,483,233   13,006,046   13,282,110
 Less--Accumulated depreciation and
 amortization...........................    1,092,577    2,131,380    2,462,477
                                          -----------  -----------  -----------
                                           11,390,656   10,874,666   10,819,633
                                          -----------  -----------  -----------
OTHER ASSETS............................      145,000      495,584      577,577
                                          -----------  -----------  -----------
                                          $13,650,926  $12,880,540  $12,215,532
                                          ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
CURRENT LIABILITIES:
 Current portion of capital lease
 obligation.............................  $   371,078  $   418,140  $   430,810
 Accounts payable.......................      268,432      257,163      376,421
 Accrued affiliate fees.................      320,658      653,233    1,013,139
 Customer prepaids......................      385,099      225,186      244,858
 Accrued liabilities....................      627,141      759,154      632,737
                                          -----------  -----------  -----------
   Total current liabilities............    1,972,408    2,312,876    2,697,965
                                          -----------  -----------  -----------
CAPITAL LEASE OBLIGATION, net of current
portion.................................   10,203,020    9,784,881    9,672,309
                                          -----------  -----------  -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, $.01 par value--
    Authorized--4,000,000 shares; 1,000
    shares
    Series A convertible, issued and
    outstanding
    at March 31, 1995 and 1996 and June
    30, 1996............................           10           10           10
 Common stock, $.01 par value--
    Authorized--25,000,000 shares;
    3,264,022, 3,680,546
    and 3,683,595 shares issued and
    outstanding at
    March 31, 1995 and 1996 and June 30,
    1996, respectively..................       32,640       36,805       36,836
 Additional paid-in capital.............    7,619,311   10,071,145   10,096,714
 Accumulated deficit....................   (6,017,613)  (9,161,054) (10,167,172)
 Less--Notes receivable from
 stockholders...........................     (158,850)    (164,123)    (121,130)
                                          -----------  -----------  -----------
    Total stockholders' equity
    (deficit)...........................    1,475,498      782,783     (154,742)
                                          -----------  -----------  -----------
                                          $13,650,926  $12,880,540  $12,215,532
                                          ===========  ===========  ===========


      The accompanying notes are an integral part of these balance sheets.

                        ACCESS TELEVISION NETWORK, INC.
                            STATEMENTS OF OPERATIONS
   FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 1996 AND FOR THE
                                     THREE
             MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)

                                                                JUNE 30,     JUNE 30,
                         MARCH 31,    MARCH 31,    MARCH 31,      1995         1996
                            1994        1995         1996      (UNAUDITED)  (UNAUDITED)
                         ----------  -----------  -----------  -----------  -----------
REVENUES................ $  120,000  $ 3,920,731  $ 8,929,827  $ 1,340,998  $ 3,015,580
LESS: AGENCY
COMMISSIONS.............     18,000      682,469    1,335,191      211,080      451,257
                         ----------  -----------  -----------  -----------  -----------
NET REVENUES............    102,000    3,238,262    7,594,636    1,129,918    2,564,323
CABLE AFFILIATE FEES....    177,958    4,886,137    4,510,445      671,057    1,756,561
                         ----------  -----------  -----------  -----------  -----------
    Income (loss) after
       Cable Affiliate
       fees.............    (75,958)  (1,647,875)   3,084,191      458,861      807,762
                         ----------  -----------  -----------  -----------  -----------
COSTS AND EXPENSES:
 General and
 administrative.........    254,245    1,122,757    1,388,007      355,732      389,431
 Selling and marketing..     71,088      649,185      981,791      355,054      349,809
 Engineering............     96,872      772,459    1,465,449      313,893      437,219
 Depreciation and
 amortization...........     16,853      496,769    1,356,452      326,625      347,342
 Provision for write-
    down of machinery
    and equipment.......        --       581,342          --           --           --
                         ----------  -----------  -----------  -----------  -----------
                            439,058    3,622,512    5,191,699    1,351,304    1,523,801
                         ----------  -----------  -----------  -----------  -----------
    Loss from
    operations..........   (515,016)  (5,270,387)  (2,107,508)    (892,443)    (716,039)
                         ----------  -----------  -----------  -----------  -----------
OTHER INCOME (EXPENSE):
 Other income...........        --        62,972      163,049      165,000          --
 Interest income........      3,602       36,189       55,229       12,628       15,020
 Interest expense.......         --     (320,021)  (1,253,411)    (318,865)    (305,099)
                         ----------  -----------  -----------  -----------  -----------
                              3,602     (220,860)  (1,035,133)    (141,237)    (290,079)
                         ----------  -----------  -----------  -----------  -----------
    Loss before
       provision for
       state income
       taxes............   (511,414)  (5,491,247)  (3,142,641)  (1,033,680)  (1,006,118)
                         ----------  -----------  -----------  -----------  -----------
PROVISION FOR STATE
 INCOME TAXES...........        800          800          800          800          --
                         ----------  -----------  -----------  -----------  -----------
NET LOSS................ $ (512,214) $(5,492,047) $(3,143,441) $(1,034,480) $(1,006,118)
                         ==========  ===========  ===========  ===========  ===========
NET LOSS PER COMMON AND
 EQUIVALENT SHARE....... $     (.34) $     (2.00) $      (.84) $      (.28) $      (.24)
                         ----------  -----------  -----------  -----------  -----------
WEIGHTED AVERAGE NUMBER
 OF COMMON AND
 EQUIVALENT SHARES
 OUTSTANDING............  1,490,348    2,742,423    3,745,250    3,714,935    4,127,776
                         ==========  ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                        ACCESS TELEVISION NETWORK, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 1996
            AND FOR THE THREE MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

                          PREFERRED STOCK      COMMON STOCK
                          -----------------  -----------------
                                                                                             NOTES
                                                               ADDITIONAL                  RECEIVABLE
                                                                 PAID-IN    ACCUMULATED       FROM
                          SHARES    AMOUNT    SHARES   AMOUNT    CAPITAL      DEFICIT     STOCKHOLDERS    TOTAL
                          --------  -------  --------- ------- -----------  ------------  ------------ -----------
BALANCE, March 31, 1993.       --    $   --    847,433 $ 8,474 $   115,466  $    (13,352)  $     --    $   110,588
 Issuance of common
  stock, net of related
  offering costs........       --        --    695,732   6,957   1,291,112           --     (128,850)    1,169,219
 Issuance of Series A
  convertible preferred
  stock.................     1,000        10       --      --          (10)          --          --            --
 Net loss...............       --        --        --      --          --       (512,214)        --       (512,214)
                          --------   ------- --------- ------- -----------  ------------   ---------   -----------
BALANCE, March 31, 1994.     1,000        10 1,543,165  15,431   1,406,568      (525,566)   (128,850)      767,593
 Issuance of common
  stock, net of related
  offering costs........       --        --  1,720,857  17,209   6,212,743           --      (30,000)    6,199,952
 Net loss...............       --        --        --      --          --     (5,492,047)        --     (5,492,047)
                          --------   ------- --------- ------- -----------  ------------   ---------   -----------
BALANCE, March 31, 1995.     1,000        10 3,264,022  32,640   7,619,311    (6,017,613)   (158,850)    1,475,498
 Issuance of common
  stock, net of related
  offering costs........       --        --    416,524   4,165   2,451,834           --          --      2,455,999
 Issuance of note
  receivable to
  stockholder for
  purchase of common
  shares................       --        --        --      --          --            --       (5,273)       (5,273)
 Net loss...............       --        --        --      --          --     (3,143,441)        --     (3,143,441)
                          --------   ------- --------- ------- -----------  ------------   ---------   -----------
BALANCE, March 31, 1996.     1,000        10 3,680,546  36,805  10,071,145    (9,161,054)   (164,123)      782,783
 Issuance of common
  stock in connection
  with Stock Bonus Plan.       --        --      3,049      31      25,569           --          --         25,600
 Payment on note
  receivable from
  Stockholder...........       --        --        --      --          --            --       42,993        42,993
 Net loss...............       --        --        --      --          --     (1,006,118)        --     (1,006,118)
                          --------   ------- --------- ------- -----------  ------------   ---------   -----------
BALANCE, June 30, 1996
 (unaudited)............     1,000   $    10 3,683,595 $36,836 $10,096,714  $(10,167,172)  $(121,130)  $  (154,742)
                          ========   ======= ========= ======= ===========  ============   =========   ===========




   The accompanying notes are an integral part of these financial statements.

                        ACCESS TELEVISION NETWORK, INC.
                            STATEMENTS OF CASH FLOWS
   FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 1996 AND FOR THE
          THREE MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)

                                                                 JUNE 30,     JUNE 30,
                          MARCH 31,    MARCH 31,    MARCH 31,      1995         1996
                             1994        1995         1996      (UNAUDITED)  (UNAUDITED)
                          ----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
OPERATING ACTIVITIES:
 Net loss...............  $ (512,214) $(5,492,047) $(3,143,441) $(1,034,480) $(1,006,118)
 Adjustments to
  reconcile net loss to
  net cash
  used in operating
  activities--
   Depreciation and
  amortization..........      16,853      496,769    1,356,452      326,625      347,342
   Provision for write-
    down of machinery
    and equipment.......         --       581,342          --           --           --
   Changes in operating
    assets and
    liabilities--
     Accounts and other
     receivables........      (9,900)     (78,131)      56,232      (90,683)       6,298
     Prepaid expenses...     (19,904)     (43,019)      46,911     (101,812)      (7,396)
     Other assets.......         --      (145,000)    (350,584)     (34,761)     (81,993)
     Accounts payable...     117,895      139,477      (11,269)     (28,684)     119,258
     Accrued affiliate
     fees...............      45,451      275,207      332,575      (26,586)     359,906
     Customer prepaids..         --       385,099     (159,913)      80,172       19,672
     Accrued                  74,044      553,097      132,013      (64,046)    (100,817)
     liabilities........  ----------  -----------  -----------  -----------  -----------
     Net cash used in
      operating             (287,775)  (3,327,206)  (1,741,024)    (974,255)    (343,848)
      activities........  ----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
INVESTING ACTIVITIES:
 Purchases of property
 and equipment..........    (489,874)  (1,343,175)    (988,628)     (97,861)    (293,309)
 Proceeds from sale of
 property and equipment.         --         7,577      148,166          --         1,000
 Issuance of notes
 receivable.............         --           --        (5,273)         --           --
 Repayments of notes           2,785          --           --           --        42,993
 receivable.............  ----------  -----------  -----------  -----------  -----------
     Net cash used in
      investing             (487,089)  (1,335,598)    (845,735)     (97,861)    (249,316)
      activities........  ----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
FINANCING ACTIVITIES:
 Proceeds from issuance
  of common stock, net
  of related offering
  costs.................   1,169,219    6,199,952    2,455,999          --           --
 Payments on capital             --       (86,050)    (371,077)     (88,658)     (99,902)
 lease obligation.......  ----------  -----------  -----------  -----------  -----------
     Net cash provided
      by (used in)
      financing            1,169,219    6,113,902    2,084,922      (88,658)     (99,902)
      activities........  ----------  -----------  -----------  -----------  -----------
NET INCREASE (DECREASE)
 IN CASH AND
 CASH EQUIVALENTS.......     394,355    1,451,098     (501,837)  (1,160,774)    (693,066)
CASH AND CASH
 EQUIVALENTS, beginning      118,863      513,218    1,964,316    1,964,316    1,462,479
 of period..............  ----------  -----------  -----------  -----------  -----------
CASH AND CASH
EQUIVALENTS, end of       $  513,218  $ 1,964,316  $ 1,462,479  $   803,542  $   769,413
period..................  ==========  ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
  Cash paid during the
   period for:
   Interest.............  $      --   $   320,021  $ 1,253,411  $   318,865  $   305,099
                          ==========  ===========  ===========  ===========  ===========
   Income taxes.........  $      --   $       --   $     1,600  $       800  $       --
                          ==========  ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF NONCASH INVESTING
 AND FINANCING
 ACTIVITIES:
  Issuance of 12,860
  shares of common stock
  as
    compensation to       $      --   $       --   $    81,000  $       --   $       --
  placement agents......  ==========  ===========  ===========  ===========  ===========
  Capital lease           $      --   $10,660,148  $       --   $       --   $       --
  obligation............  ==========  ===========  ===========  ===========  ===========
  Notes receivable
   received in
   connection
   with the issuance of   $  128,850  $    30,000  $       --   $       --   $       --
   common stock.........  ==========  ===========  ===========  ===========  ===========
  Issuance of Series A
   convertible preferred  $       10  $       --   $       --   $       --   $       --
   stock................  ==========  ===========  ===========  ===========  ===========
  Issuance of common
   stock in connection
   with Stock Bonus       $      --   $       --   $       --   $       --   $    25,600
   Plan.................  ==========  ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                        ACCESS TELEVISION NETWORK, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Organization

  Access Television Network, Inc., formerly Access TV (the Company), was incorporated in the State of Delaware on January 12, 1993. The Company operates a national network exclusively dedicated to the cablecast of infomercials and other long-form paid programming on local cable television systems (Cable Affiliates).

  Through March 31, 1994, the Company had generated minimal revenues and was considered to be in the development stage.

  The Company has incurred operating losses since its incorporation and has an accumulated deficit and a working capital deficit as of March 31, 1996. For the three month period ended June 30, 1996, the Company generated an operating loss and continues to have an accumulated deficit and a working capital deficit as of June 30, 1996. The Company has taken steps to improve its operating performance including restructuring agreements with its Cable Affiliates which has resulted in reduced cable affiliate fees (See Note 6). During fiscal 1996, the Company's revenues increased in part as a result of an increase in the volume of advertisers and advertising rates made possible by an increase in the households reached by the Company and the improved quality of time made available to the Company.

  The Company's viability and growth is dependent upon its ability to continue to increase the number of households it reaches, advertisers utilizing its network and the advertising rates it charges to advertisers and to obtain better quality dayparts. The Company's ability to expand its advertiser base will depend on the Company's ability to increase the number of cable systems and households available to it. The number of households reached by the Company is also a significant factor in attracting infomercials earlier in their life cycle for which management believes the Company is more likely to receive higher fees. The Company is currently attempting to achieve these objectives by, among other things, establishing new, as well as expanding existing affiliate relationships, obtaining longer term affiliate commitments and securing the availability of both a greater quantity and a higher quality of time. The Company's failure to achieve any one of these objectives, among others, could have a material adverse effect on the Company and its operations.

  The Company plans to finance its operations through its existing capital resources and proceeds from debt or equity offerings, including the Company's proposed initial public offering. The Company will require additional funds to achieve the objectives discussed above. Should the proposed initial public offering not be completed, the Company anticipates that its existing capital resources and the proceeds from a private debt or equity offering will be adequate to fund its capital needs for at least a twelve month period (See
Note 12).

 b. Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from estimated amounts.

 c. Cash Equivalents

  The Company considers all highly liquid temporary cash investments with an initial maturity of three months or less to be cash equivalents. In all years presented the carrying amount of cash equivalents approximates their fair value because of the short maturity period.

                        ACCESS TELEVISION NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 d. Property and Equipment

  Depreciation and amortization of property and equipment are provided using the straight-line method over the following estimated useful lives:

      Satellite transponder..................... 12 years
      Machinery and equipment................... 3 to 5 years
      Furniture, fixtures and computer
      equipment................................. 5 years
      Leasehold improvements.................... Lesser of remaining term of lease or estimated useful life

  Maintenance, repairs and minor renewals are charged directly to expense as incurred. Additions and betterments to property and equipment are capitalized. When assets are disposed of, the applicable cost and accumulated depreciation and amortization thereon are removed from the accounts and any resulting gain or loss is included in operations.

 e. Other Assets

  As of March 31, 1996, other assets includes $345,584 of direct costs incurred relating to a proposed initial public offering of the Company's common stock and $150,000 of deposits. The $345,584 of direct costs will be offset against the proceeds of the initial public offering at the completion of the offering or expensed if the offering is not completed.

 f. Revenue Recognition

  Revenue is recorded upon the cablecasting of paid programming. The Company records revenues based on the prices charged to its advertisers less credits, if applicable. The Company does not receive the amount reported as revenues, but rather receives the net revenue amount from the applicable advertising agency. Net revenues represent revenues less an approximately 15 percent advertising commission to outside advertising agencies.

 g. Cable Affiliate Fees

  Cable Affiliate fees are matched against revenues based upon the estimated full year amount of affiliate fees as a percentage of estimated full year revenue.

 h. Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

 i. Postretirement and Postemployment Benefits

  The Company has no benefit plans that qualify under Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" or Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits."

 j. Net Loss Per Common and Equivalent Share

  Except as noted below, net loss per common and equivalent share is computed using the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission
(SEC) Staff Accounting Bulletin No. 83, common and common equivalent shares (stock options and warrants) issued or granted during the period commencing 12 months prior to the initial filing of a proposed public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method at an assumed public offering price (see Note 8).

                        ACCESS TELEVISION NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 k. Stock Splits

  On October 20, 1993, the Board of Directors declared a four for one common stock split effective November 1, 1993.

  On February 7, 1994, the Board of Directors declared a 556 for one common stock split and also issued .04321 shares of Series A convertible preferred stock for each share of common stock held immediately prior to the split (see
Note 8).

  Subsequent to year end, the Board of Directors approved a one for 10.497587 common stock split.

  All share and per share data have been retroactively restated to give effect to the four for one, 556 for one and one for 10.497587 common stock splits.

 l. Impact of Recently Issued Accounting Standards

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges). SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. The Company plans to adopt SFAS No. 121 as of April 1, 1996, and believes the effect of adoption will not be material to the financial statements.

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation." Under SFAS No. 123, companies have the option to implement a fair value-based accounting method or continue to account for employee stock options and stock purchase plans using the intrinsic value-based method of accounting as prescribed by Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Entities electing to remain under APB Opinion No. 25 must make pro forma disclosures of net income or loss and earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company has not yet determined whether it will implement the fair value-based accounting method or continue accounting for stock options under APB Opinion No. 25.

 m. Basis of Presentation for Unaudited Financial Statements as of June 30, 1996 and for the Three Month Periods Ended June 30, 1996 and 1995 (unaudited)

  The accompanying interim financial statements have been prepared by the Company in accordance with generally accepted accounting principles. Certain disclosures and information normally included in financial statements have been condensed or omitted. In the opinion of the management of the Company, these financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim periods. These statements should be read in conjunction with the financial statements and notes thereto for the year ended March 31, 1996.

2. WRITE-DOWN OF MACHINERY AND EQUIPMENT

  During fiscal 1995, the Company recorded a charge of $581,342 to adjust the carrying value of tape-based distribution equipment to estimated net realizable value. The provision resulted from the decision to replace tape-based distribution equipment with satellite-based distribution equipment. The Company replaced the majority of

                        ACCESS TELEVISION NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) the tape-based distribution systems during fiscal 1996 and the replacement of the remaining equipment is anticipated to be completed during fiscal 1997.

3. CAPITAL LEASE

  Effective January 1995, the Company entered into a lease agreement which provides the Company with satellite transponder time for delivery of its programming. The lease provides for full time usage for 12 years and requires that if there is a failure of the satellite during the term of the lease, a back-up satellite will be attempted, onto which the Company's programming will be moved within a reasonable period of time. The lease provides that the Company's use of the transponder may be preempted to satisfy obligations to provide the Company's transponder to a television network, in the event the transponder the other television network is leasing fails and no other designated reserve transponder is available. In the event of preemption, the lessor has agreed to use its reasonable efforts to place the Company on a comparable replacement satellite. Although the lease provides that such lessor will use reasonable efforts to place the Company's programming on a replacement satellite in the event of preemption, there can be no assurance that such party will be able to do so, and the failure to do so would have a material adverse effect on the Company until an alternative delivery system could be established. In addition, there can be no assurance that the satellite will continue to function as intended, in which case the Company will have to find an alternate satellite, which may not be available, or use a more costly alternative delivery system, which could also have a material adverse effect on the Company.

  The transponder lease rate is $145,000 per month (not including playback and uplink fees associated with 24 hour programming), until December 31, 1998, when the rate will increase to $155,000 per month until the end of the lease.

  Future minimum payments under this capital lease at March 31, 1996, together with the present value of the minimum lease payments, are as follows:

      Fiscal year ending March 31:
        1997....................................................... $ 1,740,000
        1998.......................................................   1,740,000
        1999.......................................................   1,770,000
        2000.......................................................   1,860,000
        2001.......................................................   1,860,000
        Thereafter.................................................  10,695,000
                                                                    -----------
      Future minimum payments......................................  19,665,000
      Less--Amount representing interest...........................   8,171,979
                                                                    -----------
                                                                     11,493,021
      Less--Executory costs........................................   1,290,000
                                                                    -----------
      Present value of minimum lease payments......................  10,203,021
      Less--Current portion........................................     418,140
                                                                    -----------
                                                                    $ 9,784,881
                                                                    ===========

  Below is a summary of the equipment which has been capitalized under capital leases as of March 31, 1995 and 1996:

                                                           1995        1996
                                                        ----------- -----------
      Cost............................................. $10,660,148 $10,660,148
      Less--Accumulated depreciation...................     222,086   1,110,432
                                                        ----------- -----------
      Net property under capital leases................ $10,438,062 $ 9,549,716
                                                        =========== ===========

                        ACCESS TELEVISION NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
4. ACCRUED LIABILITIES

  Accrued liabilities consist of the following at March 31, 1995 and 1996 and June 30, 1996:

                                                                     JUNE 30,
                                                MARCH 31, MARCH 31,    1996
                                                  1995      1996    (UNAUDITED)
                                                --------- --------- -----------
      Accrued credits due to advertisers....... $121,029  $ 61,792   $ 67,174
      Accrued salaries and bonuses.............  142,000   296,000    233,700
      Accrued property taxes...................  109,198   144,098    160,098
      Accrued uplink charges...................      --    106,250        --
      Other accrued liabilities................  254,914   151,014    171,765
                                                --------  --------   --------
                                                $627,141  $759,154   $632,737
                                                ========  ========   ========

5. INCOME TAXES

  The components of the provision for income taxes are as follows:

                                                                  1994 1995 1996
                                                                  ---- ---- ----
      Current:
        Federal.................................................. $--  $--  $--
        State....................................................  800  800  800
                                                                  ---- ---- ----
                                                                  $800 $800 $800
                                                                  ==== ==== ====

  The reported provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 34 percent to the loss before provision for income taxes as follows:

                                             1994        1995         1996
                                           ---------  -----------  -----------
   Benefit computed at statutory rate..... $(173,745) $(1,867,296) $(1,068,498)
   State income taxes.....................       800          800          800
   Nondeductible expenses.................     1,042       11,226       22,837
   Book loss for which no tax benefit is
   available..............................   172,703    1,856,070    1,045,661
                                           ---------  -----------  -----------
                                           $     800  $       800  $       800
                                           =========  ===========  ===========

  The components of the Company's net deferred income tax asset (liability) are as follows:

                                                         1995         1996
                                                      -----------  -----------
   Net operating loss carryforwards.................. $ 2,080,976  $ 3,161,822
   Provision for write-down of machinery and
   equipment.........................................     232,537      169,976
   Capital lease.....................................      54,414      261,322
   Accrued credits due to advertisers................      48,412       24,716
   Accrued salaries and bonuses......................         --        38,463
   Depreciation and amortization.....................     (22,212)     (69,685)
   Other.............................................      (2,413)      56,228
   Valuation allowance...............................  (2,391,714)  (3,642,842)
                                                      -----------  -----------
                                                      $       --   $       --
                                                      ===========  ===========

  A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

                        ACCESS TELEVISION NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  At March 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $7,865,000 and $3,932,000, respectively, expiring in years 2008 through 2011 and 1998 through 2001, respectively. Realization of future tax benefits from utilization of the net operating loss carryforwards may be subject to certain limitations if ownership changes occur in the future.

6. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases certain facilities and equipment under noncancellable operating lease agreements which expire at various dates through March 1999. Rental expense for the fiscal years ended March 31, 1994, 1995 and 1996, was $5,780, $37,598 and $48,247, respectively.

  As of March 31, 1996, future minimum rental commitments under noncancellable operating leases are as follows:

      Fiscal Year Ending March 31:
        1997........................................................... $ 75,808
        1998...........................................................   86,873
        1999...........................................................   61,479
                                                                        --------
                                                                        $224,160
                                                                        ========

 Service Agreements

  In January 1995, the Company entered into a service agreement whereby a third party will provide playback services in connection with the Company's broadcasting of paid programming. The term of this agreement is three years with monthly payments of approximately $41,500. In the event of default by the Company, as defined, all sums due to the third party, as well as the balance due for the remainder of the term of the agreement will be due. The amounts expensed under this agreement for fiscal years 1995 and 1996 were $83,000 and $498,000, respectively.

  During January 1995, the Company entered into an agreement, which was subsequently amended, whereby a third party will provide program origination and uplink transmission of the Company's programming to the Company's satellite transponder (see Note 3). The term of this agreement is five years. Under the amended terms, the third party will provide program origination services as well as uplinking services for $36,025 per month for three years increasing to $38,963 and $41,900 per month for years four and five, respectively. In addition to other charges for services that are incidental to the uplink and program origination services, the Company may add additional channels with this provider for additional fees, as defined. Amounts expensed under this arrangement for fiscal years 1995 and 1996 were approximately $52,500 and $434,000, respectively.

  In November 1994, the Company entered into a service agreement whereby a third party will provide infomercial sales representative services to the Company on a non-exclusive basis. The third party became a stockholder of the Company in March 1996. The term of this agreement is for five years, with automatic renewal periods of one year, unless written notice of termination is given by either party 90 or more days before the expiration date. Commissions are to be paid based upon a defined percentage of accounts receivable collections. Substantially all of the Company's sales of time to infomercial advertisers are made by such sales representative. To the extent that such sales representative devoted less time to the Company or terminated his agreement, the Company could be materially adversely affected, unless such sales representative could be replaced. Amounts expensed under this arrangement for fiscal years 1995 and 1996 were $184,738 and $366,281, respectively.

                        ACCESS TELEVISION NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 Cable Affiliates

  The Company contracts with local cable television systems (Cable Affiliates) for blocks of underutilized time. The Company's agreements with Cable Affiliates typically have a five year term, but the Company or the Cable Affiliates may cancel the agreement upon 30 to 90 days notice, with or without cause, and also may terminate the agreements at any time if commissions paid under the agreements do not meet certain threshold levels or if the Cable Affiliates' system is not generating sufficient advertiser response. During fiscal 1995, the Company restructured its Cable Affiliates agreements in an effort to make the payment structure more closely reflect the value of the dayparts provided by the Cable Affiliates. Pursuant to these agreements, the Company pays its Cable Affiliates the greater of a percentage of the net advertising revenue recognized by the Company or a minimum monthly guarantee based upon the time of day programming is aired. This restructuring has resulted in reduced Cable Affiliate fees.

 Employment Agreements

  On April 1, 1995, the Company entered into employment agreements with two of its officers that provide for a defined level of compensation, additional compensation in the form of bonuses based on performance and life insurance coverage. The agreements are for two years, with a Company option to extend for an additional period of two years and provide for severance benefits in the event of termination without cause or a change in control, as defined. The agreements specify minimum guaranteed salaries aggregating $530,000 for fiscal 1997. If the Company exercises its option, the officers would be guaranteed minimum salaries aggregating $580,000 and $630,000 for fiscal 1998 and 1999, respectively. The agreements also called for 90,497 stock options to be granted at $8.40 per share which vest over a two year period.

 Stock Bonus Plan

  In April 1996, the Company adopted a Stock Bonus Plan (the Plan) providing for the grant of shares of common stock to non-executive employees as bonuses and as performance incentives in recognition of loyal and exemplary service. The Plan is administered by the Chief Executive Officer of the Company, or by such other officer as the Board of Directors may designate. A total of 9,526 shares are available for issuance under the Plan. If the recipient of shares under the Plan proposes to sell such shares within one year of the date of grant of shares under the Plan, the shares must first be re-offered to the Company at fair market value before the recipient can sell such shares. The Company expensed $25,600 under the Plan during fiscal 1996 in anticipation of the Plan being adopted and during the three month period ended June 30, 1996, the Company issued 3,049 shares under the Plan.

 Bonus Plan

  On March 31, 1995, the Company finalized an annual bonus plan program (the
Plan) for key management personnel. Beginning in fiscal 1996, the Plan provides bonuses based upon the achievement of various targets, both financial and non-financial, as well as the participants' contributions to the Company. The Company expensed approximately $147,500 under the Plan for fiscal 1996 which amount is unpaid and reflected in accrued liabilities in the accompanying balance sheets as of March 31, 1996.

 Regulations

  The cable television industry is subject to extensive federal, state and local regulation. Regulation can take the form of price controls, programming carriage requirements and programming content restrictions. Such regulation could affect the availability of time on local cable television systems for sale by the Company as well as the price at which such time is available. There can be no assurance that material adverse changes in regulations affecting the cable television industry, in general, or the Company, in particular, will not occur in the future.

                        ACCESS TELEVISION NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

7. CAPITAL TRANSACTIONS

  In October 1993, the Company changed the par value of its common stock from $1.00 to $.01. All amounts in the accompanying financial statements are reflected with a $.01 par value.

  In fiscal 1994, the Company had several private offerings of its common stock to its existing stockholders and selected outside investors. Total proceeds from these offerings were $1,298,069, net of offering costs of $74,281, for 695,732 shares at prices ranging from $1.36 to $5.25 per share (estimated market value at dates sold). A portion of the purchase price for 94,417 shares was funded by the issuance of a note receivable of $128,850, bearing interest at approximately four percent per annum.

  In fiscal 1995, the Company completed several private offerings of its common stock. Total proceeds from these offerings were $6,229,952, net of offering costs of $561,292, for 1,720,857 shares at prices ranging from $2.10 to $6.82 per share (estimated market value at dates sold). The Company loaned an officer $30,000 to fund his purchase of 14,289 shares of common stock. This note bears interest at approximately 7 percent per annum.

  In connection with certain of the above transactions, 67,690 warrants were issued to certain placement agents involved in the offerings at prices ranging from $5.25 to $8.40 per share (see Note 9). Additionally, certain of the above shares have piggyback registration rights or other registration rights.

  In fiscal 1996, the Company completed two private offerings of its common stock. Total proceeds from these offerings were $2,455,999, net of offering costs of $124,001, for 416,524 shares at prices ranging from $6.30 to $8.40 per share (estimated market value at dates sold). All shares issued have piggyback registration rights and other registration rights.

  In connection with one of the private offerings during fiscal 1996, the Company issued 404,911 warrants to stockholders and placement agents. The warrants have piggyback and demand registration rights and are exercisable at $6.30 per share (see Note 9).

  During fiscal 1996, the Company loaned an officer $5,273 to fund the purchase of shares of common stock from another stockholder. This note bears interest at 7.19 percent per annum.

  Subsequent to year end, the Company approved a decrease in its authorized number of common shares to 25,000,000.

8. PREFERRED STOCK

  The Company's Certificate of Incorporation currently authorizes the issuance of up to 1,000,000 shares of preferred stock, $.01 par value per share, of which 1,000 shares have been designated as Series A convertible preferred stock and 999,000 shares remain undesignated.

  Subsequent to year end, the Company approved an increase in its authorized number of Preferred Stock to 4,000,000.

  As noted in Note 1.k., on February 1, 1994, the Company issued .04321 shares of Series A convertible preferred stock for each share of common stock then held.

  The Series A convertible preferred stock has no voting rights, dividend rights or preferences upon liquidation. Each share of Series A preferred stock will be automatically converted into 286 shares of common stock if, on or before March 31, 1998, the Company reports annual net income before taxes of $12 million or the closing price of the common stock, as traded on a national securities exchange or quoted in an inter-dealer

                        ACCESS TELEVISION NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) quotation system, is $41.99 or greater for twenty consecutive business days. If neither threshold has been met by March 31, 1998, the Series A preferred stock will be canceled. The conversion ratio of the Series A preferred stock is automatically adjusted to account for stock splits, stock dividends and certain other dilutive events. The Series A preferred stock may be canceled at any time upon the approval by the Board of Directors of the Company and holders of a majority of the outstanding Series A preferred stock.

  Subsequent to year end, the Board of Directors approved a resolution to convert the 1,000 preferred shares to 142,890 common shares. For purposes of net loss per common and equivalent share, the 142,890 converted common shares were treated as outstanding for all periods presented.

9. STOCK OPTION PLANS AND WARRANTS

 a. Stock Options

  In April 1994, the Company adopted the Equity Incentive Plan (the "Equity Incentive Plan"). The Equity Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and stock units. Under the Equity Incentive Plan the maximum number and kind of shares as to which options, stock appreciation rights, restricted stock or stock units may be granted (subject to adjustment in certain events), is 285,780 shares of common stock. Upon the expiration, termination or cancellation (in whole or in part) of unexercised non-qualified or incentive stock options, the shares of common stock subject thereto will again be available for issuance under the Equity Incentive Plan. Shares of common stock covered by an option, or portion thereof, that are surrendered upon exercise of a stock appreciation right, and shares of restricted stock that are subsequently forfeited, will thereafter be unavailable for issuance under the Equity Incentive Plan. Upon any change in control of the Company (as defined), vesting of all awards under the Equity Incentive Plan will be accelerated.

  Participation in the Equity Incentive Plan is limited to employees or consultants of the Company who are responsible for the Company's growth and profitability. Directors who are not employees or consultants will not be eligible. The Equity Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors, none of whose members is eligible to participate in the Equity Incentive Plan.

  Also, in April 1994, the Company adopted the Stock Option Plan for Non-Employee Directors. Options for a total of 28,578 shares of common stock were granted under such plan. The Company also granted options for 28,578 shares of common stock to other non-employee directors of the Company outside the plan. Upon any change in control of the Company, as defined, vesting of all options granted to non-employee directors will be accelerated.

  As of March 31, 1996, all issuances under the Equity Incentive Plan and to non-employee directors were either non-qualified or incentive stock options.

  Options under the above plans are granted at prices not less than the fair market value at the date of grant and can become exercisable in installments ranging up to 10 years from the date of grant. The vesting periods of the options outstanding as of March 31, 1996 range from two to four years.

                        ACCESS TELEVISION NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The following is a summary of transactions relating to the above grants for the fiscal years ended March 31, 1995 and 1996:

                                                           SHARES      PRICE
                                                           -------  -----------
      Outstanding at March 31, 1994.......................     --   $       --
      Granted............................................. 204,809         6.82
      Exercised...........................................     --           --
      Canceled............................................ (61,919)        6.82
                                                           -------  -----------
      Outstanding at March 31, 1995....................... 142,890         6.82
      Granted............................................. 109,549         8.40
      Exercised...........................................     --           --
      Canceled............................................     --           --
                                                           -------  -----------
      Outstanding at March 31, 1996....................... 252,439  $6.82-$8.40
                                                           =======  ===========

  As of March 31, 1996, options to acquire 66,880 shares were exercisable, and options to acquire 90,498 shares remained available for grant under the Equity Incentive Plan.

  In April 1996, the Board of Directors granted under the Equity Incentive Plan 9,526 incentive stock options to an officer and, in addition, granted options for 9,526 shares to a non-employee director at $8.40 per share.

 b. Warrants

  In connection with certain of the Company's private offerings of common stock during fiscal 1994, 1995 and 1996, the Company has issued a total of 472,601 warrants to purchase shares of the Company's common stock to certain placement agents and to stockholders. The exercise price of the warrants ranges from $5.25 to $8.40 per share, as adjusted for antidilution provisions triggered in defined circumstances. The warrants are exercisable at the earlier of an initial public offering, upon notice of any merger, consolidation or other defined transaction or January 1, 1999 for warrants issued during fiscal 1994 and 1995 and October 15, 1999 for warrants issued during fiscal 1996. The warrants terminate at the later of July 1, 1999 for fiscal 1994 and 1995 warrants and October 15, 2000 for fiscal 1996 warrants, or the third anniversary of the closing of an initial public offering if closed prior to January 1, 1999 and October 15, 1999, respectively. The warrantholders also have demand, piggyback and other registration rights.

10. RELATED PARTY TRANSACTIONS

  The following summarizes various related party transactions for the fiscal years ended March 31, 1994, 1995 and 1996:

                                                        1994     1995     1996
                                                       ------- -------- --------
Amounts paid to a director and stockholder for
consulting services..................................  $23,076 $ 45,362 $130,814
Amounts paid to a stockholder for accounting
services.............................................  $21,500 $  6,858 $    --
Fees paid to various companies affiliated with
stockholders and/or directors  for providing services
in connection with various stock offerings...........  $56,350 $472,398 $461,146
Amounts paid to stockholder for sales commissions
(see Note 6).........................................  $   --  $    --  $366,281

  Approximately $95,000 of the fees paid during fiscal 1996 related to the stock offerings have been offset against the applicable proceeds. The majority of the remaining balance has been capitalized as deferred costs, which are included in other assets in the accompanying balance sheets at March 31, 1996. For the fiscal years ended March 31, 1994 and 1995, the fees paid related to the stock offerings have been offset against the applicable proceeds.

                        ACCESS TELEVISION NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  During fiscal 1996, the Company issued 12,860 shares of common stock and 12,860 warrants to two directors as compensation for their services rendered as placement agents for a private offering.

  In addition, in May 1994, a director and stockholder loaned the Company approximately $52,000, with interest at 10 percent per annum. This loan was repaid, with interest of $285, in June 1994.

11. MAJOR CUSTOMERS AND SUPPLIERS

  For the three month period ended June 30, 1996, the Company derived net revenues of $605,132 and $454,933, or 24 percent and 18 percent, respectively, of net revenues from two major infomercial advertisers.

  For the three month period ended June 30, 1996, the Company incurred cable affiliate fees of $612,209 and $389,885, or 35 percent and 22 percent, respectively, of aggregate cable affiliate fees to two Cable Affiliates.

  For the fiscal year ended March 31, 1996, the Company derived net revenues of $1,373,295 and $917,740, or 18 percent and 12 percent, respectively, of net revenues from two major infomercial advertisers.

  For the fiscal year ended March 31, 1996, the Company incurred cable affiliate fees of $1,718,287 and $1,456,470, or 38 percent and 32 percent, respectively, of aggregate cable affiliate fees to two Cable Affiliates.

  For the fiscal year ended March 31, 1995, the Company derived net revenues of $630,605, $580,656, $571,791 and $328,952, or 20 percent, 18 percent, 18 percent and 10 percent, respectively, of net revenues from four advertisers.

  For the fiscal year ended March 31, 1995, the Company incurred cable affiliate fees of $1,704,555 and $1,590,227, or 35 percent and 33 percent, respectively, of aggregate cable affiliate fees to two Cable Affiliates.

  The ownership of cable affiliates on which the Company is focused is concentrated among a small number of multiple cable systems operators (MSO's). Additionally, a substantial number of infomercials are produced by a small number of producers and the Company believes this industry will undergo further consolidation. To date, the Company has focused on attracting large infomercial advertisers and large national MSO's. As a result, for fiscal years ended March 31, 1995 and 1996, approximately 75 percent and 57 percent, respectively, of the Company's net revenues were derived from sales to six infomercial advertisers (three of which were the same in each period). In the event that one of these major infomercial advertisers decided not to use the Company to cablecast their advertisements or should one of these major MSO's decide to cancel or not renew its affiliation agreement with the Company, it could result in a material adverse effect to the Company.

12. SUBSEQUENT EVENT (UNAUDITED)

  In September 1996, the Company entered into a $1,000,000 revolving credit facility with certain of its stockholders, directors and executive officers. Loans under this facility will bear interest at 9% per annum and will be due the earlier of December 12, 1996 or upon the closing of the Company's initial public offering. In connection with this facility, the Company issued warrants to purchase an aggregate of 200,000 shares of its common stock at a per share exercise price equal to the initial public offering price and agreed to pay the lenders fees of $65,000.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER-ING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITA-TION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OF-FER OR SOLICITATION IS UNLAWFUL.

                                 -------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   11
Capitalization............................................................   12
Dilution..................................................................   13
Selected Financial Information............................................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   15
Business..................................................................   20
Management................................................................   29
Certain Transactions......................................................   34
Principal Stockholders....................................................   37
Description of Capital Stock..............................................   39
Shares Eligible for Future Sale...........................................   42
Underwriting..............................................................   44
Legal Matters.............................................................   45
Experts...................................................................   45
Additional Information....................................................   46
Index to Financial Statements.............................................  F-1

                                 -------------

UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPAT-ING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS RE-QUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                     LOGO

                        ACCESS TELEVISION NETWORK, INC.

                               SHARES OF COMMON STOCK

                                 -------------
                                  PROSPECTUS

                                 -------------

                        SOUTHCOAST CAPITAL CORPORATION
                         LADENBURG THALMANN & CO. INC.

                                      , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

      SEC filing fee.............................................. $  8,724.14
      NASD filing fee............................................. $  3,030.00
      Nasdaq National Market Listing Fee.......................... $
      Printing and engraving expenses............................. $100,000.00*
      Legal fees and expenses..................................... $165,000.00*
      Accounting fees and expenses................................ $100,000.00*
      Blue Sky expenses and counsel fees.......................... $ 15,000.00*
      Transfer agent and registrar fees........................... $ 40,000.00*
      Consulting Fees............................................. $281,831.00
      Miscellaneous............................................... $206,414.86*
                                                                   -----------
          Total................................................... $920,000.00*
                                                                   ===========

- --------
*Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145(a) of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

  Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

  Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the GCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

  The Company's Certificate of Incorporation provides that the Company shall indemnify certain persons, including officers, directors, employees and agents, to the fullest extent permitted by Section 145 of the GCL. Reference is made to the Certificate of Incorporation filed as Exhibit 3.1. The Company's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

  Under Section   of the Underwriting Agreement, the Underwriters are
obligated, under certain circumstances, to indemnify officers, directors and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  There have been no issuances of the Company's securities within the past three years except as follows:

  In February and March 1993, the Company issued an aggregate of 847,433 shares for an aggregate consideration of $123,940.

  In November and December 1993, the Company issued an aggregate of 378,333 shares for an aggregate consideration of $500,000.

  In February 1994, the Company issued 1,000 shares of Series A Convertible Preferred Stock in connection with a recapitalization of the Company. Contemporaneously, the Company sold 204,353 shares of Common Stock to an affiliate of Spencer Trask Securities Incorporated for an aggregate consideration of $278,850.

  In March, April and May 1994, the Company sold an aggregate of 118,789 shares of Common Stock for an aggregate consideration of $623,500 and issued warrants to placement agent to purchase 4,954 shares at $5.25 per share.

  In April through November 1994, the Company sold an aggregate of 502,496 shares of Common Stock for an aggregate consideration of $3,428,750 and issued warrants to placement agents to purchase 50,250 shares at $6.82 per share.

  In January and February 1995, the Company issued 1,025,342 shares of Common Stock pursuant to a rights offering made to its existing stockholders for an aggregate consideration of $2,152,744.

  In November 1994 through February 1995, the Company sold an aggregate of 124,870 shares of Common Stock for an aggregate consideration of $1,179,750 and issued rights to acquire 62,433 shares to the purchasers and warrants to the placement agent to acquire 12,487 shares at $8.40 per share.

  In May 1995, certain principals of Waller Capital Corporation purchased 17,861 shares of Common Stock for an aggregate consideration of $150,000.

  From October 1995 through March 1996, the Company sold an aggregate of 385,803 shares of Common Stock for an aggregate consideration of $2,430,000 and (including 385,803 warrants to purchase 385,803 shares at a per warrant exercise price of $6.30) issued warrants to the placement agents to purchase 12,860 shares at $6.30 per share.

  In September 1996, the Company issued warrants to purchase an aggregate of 200,000 shares of Common Stock at a per share exercise price equal to the initial public offering price of this offering in connection with certain of its stockholders, directors, and executive officers making available to the Company a $1 million revolving credit facility.

  The foregoing transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. All share amounts have been adjusted to reflect all stock splits.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits.

    NO.  DESCRIPTION
   ----- -----------
    1.1  Form of Underwriting Agreement.+
    3.1  Certificate of Incorporation.+
    3.2  By-laws.
    4    Specimen Stock Certificate.+
    5    Opinion of Fulbright & Jaworski L.L.P.+
   10.1  Letter Agreement of Employment, dated April 27, 1995, for William R.
         Cullen.
   10.2  Letter Agreement of Employment, dated April 27, 1995, for William H.
         Bernard.
   10.3  Equity Incentive Plan.
   10.4  Stock Option Plan for Non-Employee Directors.
   10.5  Stock Bonus Plan.
   10.6  Standard Sublease, dated March 21, 1996.
   10.7  Consent to Sublease and Amendment to Lease, dated March 21, 1996.
   10.8  Standard Office Lease, dated April 2, 1996.
   10.9  Transponder Lease Agreement between Triumph Communications, Inc. and the Company for Hughes Communications' Galaxy VII, dated August 1,
         1994, expiring December 31, 2006.
   10.10 Agreement between the Company and Chelsea Television Studios, Inc. for the provision of playback services, dated January 16, 1995.
   10.11 Uplinking Service Agreement between the Company and Home Box Office, effective as of January 18, 1995, as amended February 1996.
   10.12 Consulting Agreement, between the Company and Donald Masters.
   10.13 Standard Form of Affiliation Agreement.
   10.14 Form of Affiliation Agreement with Time Warner.+
   10.15 Form of Affiliation Agreement with TCI.+
   10.16 Loan Agreement, dated as of September 12, 1996, among the Company and the lenders named therein.+
   10.17 Agreement between the Company and Universal Direct Television Inc., dated November 7, 1994.+
   23.1  Consent of Arthur Andersen LLP
   23.2  Consent of Fulbright & Jaworski L.L.P. (included in its opinion filed as Exhibit 5).+
   24    Power of Attorney (included on the signature page to this Registration
         Statement).
   27    Financial Data Schedule.

- --------
+ To be filed by amendment.

ITEM 17. UNDERTAKINGS

  A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  B. The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  C. The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post--effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California, on September 20, 1996.

                                         ACCESS TELEVISION NETWORK, INC.

                                             /s/ William R. Cullen
                                         By:  _________________________________
                                             William R. Cullen Chairman of the
                                             Board and Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below and on the following page constitutes and appoints each of William R. Cullen and William H. Bernard as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that any said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      SIGNATURE                          TITLE                      DATE
      ---------                          -----                      ----

/s/ William R. Cullen      Chairman of the Board, Chief       September 20,
- ------------------------   Executive Officer and Director     1996
William R. Cullen          (principal executive officer)


/s/ William H. Bernard     President and Director             September 20,
- ------------------------                                      1996
William H. Bernard


/s/ Roger Monaco           Vice President of Finance, Chief   September 20,
- ------------------------   Financial Officer, Secretary and   1996
Roger Monaco               Treasurer (principal financial
                           and accounting officer)
                           Director

/s/ George H. Henry                                           September 20,
- ------------------------                                      1996
George H. Henry

      SIGNATURE                           TITLE                       DATE

/s/ William H. Ingram              Director                     September 20,
- -------------------------                                       1996
William H. Ingram

/s/ Nimrod J. Kovacs               Director                     September 20,
- -------------------------                                       1996
Nimrod J. Kovacs

/s/ Earl A. Samson III             Director                     September 20,
- -------------------------                                       1996
Earl A. Samson III

/s/ Frederick G. P. Thorne         Director                     September 20,
- -------------------------                                       1996
Frederick G. P. Thorne